    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 1997

                                                      REGISTRATION NO. 333-_____

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                           EPOCH PHARMACEUTICALS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           Delaware                                 2834                              91-1311592
  (STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                CODE NUMBER)                 IDENTIFICATION NUMBER)

           1725 220th Street, S.E., No. 104, Bothell, Washington 98021
                                 (206) 485-8566
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

           1725 220th Street, S.E., No. 104, Bothell, Washington 98021
                                 (206) 485-8566
                    (ADDRESS OF PRINCIPAL PLACE OF BUSINESS)

                   Fred Craves, Ph.D., Chief Executive Officer
           1725 220th Street, S.E., No. 104, Bothell, Washington 98021
                                 (206) 485-8566

            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:
                             C. CRAIG CARLSON, ESQ.
                             LAWRENCE B. COHN, ESQ.
                        STRADLING, YOCCA, CARLSON & RAUTH
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 725-4000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/

                                              CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
                                                    PROPOSED            PROPOSED
                                                    MAXIMUM             MAXIMUM              AGGREGATE
             TITLE OF EACH CLASS OF               AMOUNT TO BE         AGGREGATE             OFFERING         AMOUNT OF
           SECURITIES TO BE REGISTERED            REGISTERED(1)    OFFERING PRICE(2)          PRICE(1)      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share........  1,268,258 shares          $.86               $1,090,702         $331
-----------------------------------------------------------------------------------------------------------------------------

(1) The Company originally registered for resale by securityholders 10,428,365 shares of Common Stock under Registration No. 333-12601 on Form SB-2. Pursuant to Rule 429, the Prospectus included as part of this Registration Statement also relates to the resale of such previously registered shares. The Registrant has previously paid a registration fee of $3,465.47 with respect to such shares.

(2) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low bid price for the Common Stock as reported on the OTC Bulletin Board on February 3, 1997, which was approximately $.86 per share.

                      ------------------------------------

             Pursuant to Rule 429, the Prospectus included as part of this Registration Statement also relates to the Registration Statement on Form SB-2, Registration No. 333-12601 effective December 10, 1996.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS

                           EPOCH PHARMACEUTICALS, INC.
                       11,696,623 Shares of Common Stock

                  This Prospectus relates to the sale of up to 11,696,623 shares (the "Shares") of the common stock, par value $.01 per share, (the "Common Stock") of Epoch Pharmaceuticals, Inc. ("Epoch" or the "Company") (formerly "MicroProbe Corporation") by certain stockholders of the Company (the "Selling Stockholders"), including up to 3,515,865 shares issuable upon the exercise of outstanding warrants. The Selling Stockholders may sell the Shares from time to time in transactions in the over-the-counter market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom they may sell as a principal, or both. See "Selling Stockholders."

                  The Company will not receive any part of the proceeds from the sale of the Shares. The Selling Stockholders and such brokers-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales. The Company has agreed to bear all of the expenses in connection with the registration and sale of the Shares (other than selling commissions and the fees and expenses of counsel or other advisors to the Selling Stockholders) estimated to be $96,331.

                  The Common Stock of the Company trades on the OTC Bulletin Board under the symbol EPPH. On February 3, 1997, as reported by the OTC Bulletin Board, the closing bid price of a share of Common Stock of the Company was $.86.

                  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 6.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is February 7, 1997.

                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; 500 West Madison Street, Suite 1400, Chicago, Illinois 60606-2511. Reports and other information on the Company may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http:www.sec.gov containing reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

            This Prospectus constitutes (i) part of a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby and (ii) part of a Registration Statement on Form SB-2, No. 333-12601, effective on December 10, 1996. For further information about the Company and the securities offered hereby, reference is made to the Registration Statements and to the consolidated financial statements and exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statements, each such statement being qualified in all respects by such reference. The Registration Statements, including exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission as provided in the preceding paragraph, and copies of all or any part thereof may be obtained from the Commission's Public Reference Section at the same address after the payment of the fees prescribed by the Commission.

                               PROSPECTUS SUMMARY

            This Prospectus contains certain forward-looking statements which are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on assumptions that the Company will be able to obtain sufficient financing to continue operations, that the Company's technology will continue to be developed, and will not be replaced by new technology, that the Company will retain key technical and management personnel, and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future technology, economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward- looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. In addition, the business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation of the Company or any other person that the objectives or plans of the Company will be achieved. The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                                   THE COMPANY

            Epoch Pharmaceuticals, Inc. is a biomedical company focused on the development of oligonucleotides (short chains of nucleotides which are the building blocks of DNA and RNA) as new therapeutic compounds. Utilizing unique and proprietary technology in the rational design, synthesis and chemical modification of oligonucleotides, the Company is developing a gene-therapy approach to inactivate or reverse mutate disease associated genes.

            The Company's current therapeutic research and development program is focused on the modification of gene expression by altering cellular genomic DNA using oligonucleotide targeting technology combined with chemical reactivity. The Company's technology is based on its expertise in designing and synthesizing oligonucleotides bearing modifications that selectively bind to and interact with the target genes. The Company is currently applying this novel method of gene therapy to the treatment of certain autoimmune diseases, viral infections and cancers.

            The development of gene modifying oligonucleotides (GMO's) as pharmaceuticals has been limited by two factors. First, DNA-targeted oligonucleotides under development by others are, the Company believes, capable of recognizing and binding to only two of the four bases of the genetic code. The target sequence therefore must contain only G or A in one of its two strands, which greatly limits the number of potential target sites. Second, the triple-stranded complex ("triplex") formed by those oligonucleotides with DNA lacks the required stability to affect DNA function for the length of time necessary for therapeutic effectiveness.

            The Company's oligonucleotide technology has led to proprietary advances which it believes can overcome these limitations. By incorporating these technological advances in the Company's GMO approach, oligonucleotides can form highly stable three-stranded complexes with DNA base pair sequences containing any of the four bases of the genetic code. This enables selectively targeting regions of genomic DNA known to be disease related.

            At September 30, 1996, the Company had cash and cash equivalents of $4,907,000. In addition, on October 1, 1996, the Company and VIMRx Pharmaceuticals, Inc., a Delaware corporation ("VIMRx"), entered into an alliance pursuant to which, among other things, VIMRx invested $800,000 in exchange for 457,143 shares of the Company's common stock at $1.75 per share. The Company anticipates that the combined funds of $5,707,000 will provide sufficient working capital to operate approximately fifteen months from September 30, 1996. The Company's continuing operations are research and development, which will not generate cash in the near term to fund future operations.

            The Company was incorporated in Delaware on August 14, 1985, under the name MicroProbe Corporation and changed its name in December 1995 to Epoch Pharmaceuticals, Inc. Its principal office is located at 1725 220th Street, S.E., No. 104, Bothell, Washington 98021. Its telephone number is (206) 485-8566.

                                  THE OFFERING
            Securities Offered ........................... Up to 11,696,623 shares of Common Stock, par value
                                                           $.01 per share (the "Common Stock"), including up
                                                           to 3,515,865 shares issuable upon exercise of
                                                           warrants, to be sold by the Selling Stockholders.

            Common Stock Outstanding Prior to
                  this Offering(1) ....................... 14,723,856 shares

            Common Stock to be Outstanding
                  After Completion of this
                  Offering(1) ............................ 14,723,856 shares

            Risk Factors ................................. This offering involves a high degree of risk.  See "Risk Factors."

            Use of Proceeds .............................. The Company will realize no proceeds from this offering.

            OTC Bulletin Board Symbol
                  Common Stock ........................... EPPH

------------------------------------
(1) Based upon the number of outstanding shares at January 28, 1997. Excludes (i) 1,315,258 shares reserved for issuance under the Company's stock option plans, and (ii) 8,600,023 shares reserved for issuance upon exercise of warrants.

                          Summary Financial Information
                      (In thousands, except share amounts)

                                                                                               Nine Months
                                                     Years Ended December 31,               Ended September 30,
                                          -------------------------------------------  ---------------------------
                                              1993             1994           1995        1995           1996
                                              ----             ----           ----        ----           ----
Statement of Operations Data:
Revenue                                   $      176     $      101     $       93     $       --     $       --

Loss from continuing operations              (18,040)        (3,745)        (2,571)        (2,465)        (2,461)

Net income (loss)                            (18,669)       (10,093)         6,658         (1,732)        (2,695)

Net income (loss) per common share             (3.84)         (1.44)          0.93          (0.25)         (0.28)

Weighted average common and
     common equivalent shares              4,856,620      6,988,319      7,155,322      7,014,394      9,700,692


Balance Sheet Data:

     Working capital (deficit)            $    5,832     $   (5,893)    $    1,769     $   (6,586)    $    4,543

     Total assets                             13,072          1,263          4,329          1,626          5,278

    Shareholders' equity (deficit)             4,840         (5,026)         2,158         (6,246)         4,817

                                  RISK FACTORS

            In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered hereby. An investment in the Shares offered hereby is speculative in nature and involves a high degree of risk. No investment in the Shares should be made by any person who is not in a position to lose the entire amount of such investment.

            The statements contained in this Prospectus that are not purely historical are forward looking statements, including statements regarding the Company's expectations or intentions regarding the future. Actual results could differ materially from those discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially are those discussed below.

LIMITED OPERATING HISTORY, EXPECTATION OF FUTURE LOSSES AND WORKING CAPITAL DEFICIT

            The Company was organized in 1985 and to date has generated limited revenues from the sale of diagnostic products and from research and development grants and has realized no revenues from sales of therapeutic products. The Company has sold substantially all of its diagnostic products assets. From its inception through September 30, 1996, the Company has incurred a cumulative deficit of approximately $47.4 million. The Company expects to incur substantial operating losses as it expands its research and development efforts, and there can be no assurance that the Company will ever achieve profitability. As of September 30, 1996, the Company had working capital of $4.5 million and will need additional funding to continue its research and development activities. See "Future Capital Needs and Uncertainty of Additional Funding." There also can be no assurance that the Company will not encounter substantial delays and unexpected expenses related to research, development, production and marketing or other unforeseen difficulties.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FUNDING

            The Company has expended, and will continue to expend in the future, substantial funds to complete the research and development of its therapeutic products, all of which are in the discovery or early development stage. Based on its currently planned programs, the Company anticipates that its financial resources should be adequate to satisfy its capital and operating requirements for 15 months from September 30, 1996. The Company anticipates that it will seek additional funding through public or private sales of its securities, including equity securities, and through collaborative or other arrangements with corporate partners. Adequate funds, whether through financial markets or collaborative or other arrangements with corporate partners or from other sources, may not be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate certain or all of its research and development programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself. The Company's continuing operations consist of research and development, and such operations will not generate cash in the near term to fund future operations. To continue operations, the Company will be required to sell additional equity securities, borrow additional funds, or obtain additional financing through licensing, joint venture, or other collaborative arrangements. The Company has no commitments for such financing and there can be no assurance that such financing will be available on satisfactory terms, if at all.

            The financial statements of Epoch Pharmaceuticals, Inc. as of December 31, 1995 and for each of the years in the two-year period ended December 31, 1995 included herein contains an explanatory paragraph that states that the Company has suffered recurring losses from continuing operations which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

TECHNOLOGICAL UNCERTAINTY AND EARLY STAGE OF PRODUCT DEVELOPMENT

            The science and technology of oligonucleotide-based products is rapidly evolving. The Company's proposed therapeutic products are in the discovery or early development stage. The proposed therapeutic products will require significant further research, development, testing and regulatory clearances and are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibility that any or all of the proposed products are found to be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances, that the proposed products, although effective, are uneconomical to market, that third parties hold proprietary rights that preclude the Company from marketing them, or that third parties market a superior or equivalent product. Accordingly, the Company is unable to predict whether its research and development activities will result in any additional commercially viable products.

DEPENDENCE ON THIRD PARTIES FOR CLINICAL TESTING, MANUFACTURING AND MARKETING

            The Company does not have the resources, and does not presently intend, to conduct human clinical trials or manufacture any of its proposed products. The Company is seeking corporate partners to conduct such activities for its proposed products. There is no assurance that the Company will be able to enter into any such arrangements on this or any other basis. In the event the Company is unable to arrange third party clinical testing, manufacturing and distribution for proposed products, it may not be able to commercialize it products.

PATENT AND PROPRIETARY TECHNOLOGY DISPUTES

            The patent position of a biomedical company may involve complex legal and factual issues. As of September 30, 1996, the Company has three issued U.S. patents, one allowed U.S. patent and ten pending U.S. patent applications. There are international patent applications corresponding to many of the U.S. patents and patent applications. The Company also has an exclusive worldwide license from Yale University for one application owned jointly by the Company and Yale University. The Company has an exclusive, worldwide license for one issued U.S. patent owned by Virginia Mason Research Center, Seattle, Washington ("VMRC"). There can be no assurance that issued patents will provide significant proprietary protection, that pending patents will be issued, or that products incorporating the technology in issued patents or pending applications will be free of challenge from competitors.

            The biomedical industry has been characterized by extensive litigation regarding patents and other intellectual property rights. The Company was a defendant in one such action which has been settled. Although patent and intellectual property disputes in the biomedical area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and there can be no assurance that necessary licenses would be available to the Company on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION AND TECHNOLOGICAL CHANGE

            Many companies are engaged in research and development on gene therapy and oligonucleotide-based therapeutic products, including many which are substantially more advanced in their development activities. Many of these companies have substantially greater capital resources, larger research and development and marketing staffs and facilities and greater experience in developing products, conducting clinical trials and obtaining regulatory approval than the Company. Furthermore, the field in which the Company operates is subject to significant and rapid technological change. Accordingly, even if the Company's products or proposed products can be successfully introduced, there can be no assurance that the Company's technologies will not be replaced by new technologies or that products or proposed products of the Company will not be rendered obsolete or non-competitive.

LIMITED MANUFACTURING AND MARKETING CAPABILITY

            The Company has no experience in manufacturing and marketing therapeutic products and expects that it will require one or more corporate partners with significantly greater resources and experience to market such therapeutic products. There is no assurance that the Company will be able to enter into such arrangements on favorable terms or at all.

UNCERTAIN MARKET ACCEPTANCE

            The Company's therapeutics research program is in a very early stage and is not expected to develop commercial products for many years, if at all. There can be no assurance that the Company's therapeutic products will be accepted by the market at that time.

GOVERNMENT REGULATION

            The development, testing, manufacturing and marketing of the Company's products in the United States are regulated by the U.S. Food and Drug Administration ("FDA"), which generally requires governmental clearance of such products before they are marketed. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. Moreover, regulatory approval, if granted, may include significant limitations on the indicated uses for which a product may be marketed. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, product seizures, injunctions, recalls of products, operating restrictions and criminal prosecutions. The Company's proposed therapeutic products will be subject to a lengthy regulatory process, including pre-clinical studies, clinical trials and extensive FDA review, which generally takes many years and requires the expenditure of substantial resources. Delays in receipt of or failure to receive clearances to commence clinical studies or to market products, or loss of previously received clearances, would adversely affect the marketing of the Company's proposed products and the results of future operations. Commercial distribution in most foreign countries also is subject to varying government regulations. In addition, federal, state and international government regulations regarding the manufacture and sale of health care products and are subject to future change, and additional regulations may be adopted which may prevent the Company from obtaining, or affect the timing of, future regulatory clearances and may adversely affect the Company.

TERMINABLE LICENSE AND COLLABORATIVE AGREEMENTS

            Certain of the Company's licenses are terminable if the Company does not make certain minimum annual payments, meet certain milestones or diligently seek to commercialize the underlying technology. In addition, the Company's related collaborative and consulting agreements are generally terminable upon 30 to 60 days written notice.

LACK OF FULL-TIME CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER

            Fred Craves currently serves as the Company's Chief Executive Officer, and Sanford S. Zweifach currently serves as the Company's President and Chief Financial Officer. Such officers, however, currently serve in their respective positions on a part-time basis. Although they devote a substantial portion of their time to the Company, they also devote substantial portions of their time to their positions at other entities.

DEPENDENCE ON KEY PERSONNEL

            The Company is dependent upon its key management and technical personnel and consultants, and its future success will depend partially upon its ability to retain these persons and to recruit additional qualified personnel. The Company must compete with other companies, universities, research entities and other organizations in order to attract and retain highly qualified personnel. Although the Company has entered into employment agreements with its key executive officers, there can be no assurance that the Company will be able to retain such highly qualified personnel or hire additional qualified personnel. The Company currently does not maintain key man insurance on any of its management or technical personnel.

NO EXCHANGE OR NASDAQ LISTING; PENNY STOCK RESTRICTIONS

            The Company's Common Stock is not listed on any exchange or Nasdaq System. The Company's Common Stock is reported on the OTC Bulletin Board. Because the Company's shares are not listed on the Nasdaq System, they are subject to the regulations regarding trading in penny stocks (i.e. those securities trading for less than $5.00 per share). The following is a list of the restrictions on the sale of penny stocks.

            1. Prior to the sale of a penny stock by a broker-dealer to a new purchaser, the broker-dealer must make a determination as to whether the purchaser is suitable to invest in penny stocks. To make that determination, a broker-dealer must obtain, from a prospective investor, information regarding the purchaser's financial condition and investment experience and objectives. Subsequently, the broker-dealer must furnish the purchaser with a written statement setting forth the basis of the suitability finding.

            2. A broker-dealer must obtain from the purchaser a written agreement to purchase the security. This agreement must be obtained for every purchase until the purchaser becomes an "established customer."

            3. The Securities Exchange Act requires that prior to effecting any transaction in any penny stock, a broker-dealer must provide the purchaser with a "risk disclosure document" that contains, among other things, a description of the penny stock market and how it functions and the risks associated with such investments. These disclosure rules are applicable to both purchases and sales by investors.

            4. A dealer that has sold a customer a penny stock security must send that customer within ten days after the end of each calendar month a written account statement including prescribed information relating to the security.

            As a result of the lack of listing of the Company's securities on an exchange or the Nasdaq System and the rules regarding transactions in penny stocks, the liquidity and salability of the Company's securities may be substantially impaired. There is no assurance that the Company's current market-makers will continue to make a market in the Company's securities, or that any market for the Company's securities will continue.

NO DIVIDENDS AND NONE ANTICIPATED

            The Company has not paid any dividends on its Common Stock since its inception and does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. It is currently anticipated that earnings, if any, will be used to finance the development and expansion of the Company's business.

MARKET VOLATILITY

            The market price of the Company's Common Stock may be highly volatile. The securities of biotechnology companies have experienced extreme price and volume fluctuations, which have often been unrelated to the companies' operating performance. Announcements of technological innovations for new commercial products by the Company or its competitors, developments concerning proprietary rights or governmental regulation or general conditions in the biotechnology industry may have a significant effect on the Company's business and on the market price of the Company's securities. Sales of a substantial number of shares of Common Stock by existing security holders could also have an adverse effect on the market price of the Company's securities.

SHARES AVAILABLE FOR RESALE; POSSIBLE DILUTIVE EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

            Sales of substantial numbers of the Company's Common Stock in the public market could adversely effect the market price of the Common Stock. As of January 28, 1997, the Company had 14,723,856 shares of Common Stock outstanding, 8,600,023 shares of stock issuable upon exercise of outstanding warrants and an additional 1,315,258 shares of stock issuable upon exercise of outstanding options. Of the outstanding shares and shares issuable upon exercise of warrants and options, substantially all are freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), or registered for resale under the Registration Statement of which this Prospectus is a part. As a result, substantially all of the Company's Common Stock outstanding and issuable upon the exercise of warrants and options will be freely tradable by the holders thereof. If holders cause a large number of shares to be sold in the public market, such sales may have a material adverse effect on the market price of the Common Stock. To the extent the trading price of Common Stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will have a dilutive effect on the Company's stockholders.

                                 USE OF PROCEEDS

            The proceeds from the sale of each Selling Stockholder's Common Stock will belong to the Selling Stockholders. The Company will not receive any proceeds from such sales of the Common Stock. The Company will receive proceeds from the exercise of Warrants; however, the amount of such exercises and the proceeds to the Company cannot be predicted.

                           PRICE RANGE OF COMMON STOCK

            From September 29, 1993 until September 30, 1994, the Company's Common Stock traded on the Nasdaq National Market and since September 30, 1994 has traded on the OTC Bulletin Board. The following table presents quarterly information on the high and low sale prices of the Common Stock, as reported on the Nasdaq National Market, and the high and low bid prices on the OTC Bulletin Board.

                                                            High           Low
                                                            ----          -----
            FISCAL YEAR ENDED DECEMBER 31, 1996
            Fourth Quarter                                  $1.56         $0.63
            Third Quarter                                    1.56          0.95
            Second Quarter                                   2.03          1.50
            First Quarter                                    1.04          0.50

            FISCAL YEAR ENDED DECEMBER 31, 1995
            Fourth Quarter                                  $0.69          $0.28
            Third Quarter                                    0.63           0.31
            Second Quarter                                   0.72           0.38
            First Quarter                                    0.69           0.19

            FISCAL YEAR ENDED DECEMBER 31, 1994
            Fourth Quarter                                  $0.50          $0.06
            Third Quarter                                    3.57           0.13
            Second Quarter                                   6.00           3.50
            First Quarter                                    5.25           4.00

            As of January 28, 1997, there were 218 stockholders of record of the Company's Common Stock. The Company has not paid any dividends on its Common Stock since its inception and does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. It is currently anticipated that earnings, if any, will be used to finance the development and expansion of the Company's business.

                                 CAPITALIZATION

            The following table sets forth the capitalization of the Company at September 30, 1996 (in thousands).

Stockholders' equity:
Common Stock, $.01 par value: 30,000,000 shares
  authorized; 14,266,713 shares issued and
  outstanding(1)..............................................     $    143
Additional paid in capital....................................       52,097
Accumulated deficit...........................................      (47,368)
Deferred compensation.........................................          (55)
                                                                   --------
            Total stockholders' equity........................        4,817
                                                                   --------
            Total capitalization..............................     $  4,817
                                                                   ========

-------------
(1) Excludes 7,700,023 shares of Common Stock issuable upon exercise of outstanding warrants at September 30, 1996, and 1,305,139 shares of Common Stock issuable upon exercise of outstanding options at September 30, 1996.

                                 DIVIDEND POLICY

            The Company has not paid cash dividends in the past and does not intend to pay cash dividends in the foreseeable future.

                             SELECTED FINANCIAL DATA

            The following selected financial and operating data should be read in conjunction with the accompanying financial statements and related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operation." The selected financial data set forth below as of and for the fiscal years ended December 31, 1993, 1994 and 1995 have been derived from audited financial statements of the Company. Certain balances have been restated to reflect the sales of Source Scientific Systems, Inc. ("Source") and the Company's diagnostic division as discontinued operations. The selected financial data for the nine months ended September 30, 1995 and 1996 are derived from unaudited financial statements and include all adjustments, consisting of only normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. The results for the nine months ended September 30, 1996 are not necessarily indicative of any future results of operations of the Company.


                                                                                            NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                      SEPTEMBER 30,
                                         ------------------------------------          ---------------------------
                                             1993         1994        1995                 1995             1996
                                         ----------   ----------   ----------          ------------     ----------
                                      (In thousands, except for per share data)                 (UNAUDITED)

Statement of Operations Data:
Research contract revenue.....            $     177     $    101      $    93            $     --       $     --
Operating expenses:
Research and development......                2,055        4,475        1,443                 840          1,511
Purchase of in-process
 research and development.....                4,200       (2,321)          --                  --             --
Selling, general
 and administrative...........                2,516        1,692        1,221               1,260            911
Cost of litigation............                  100           --           --                  --             --
                                           --------     --------      -------            --------        -------
Total operating expenses......                8,771        3,946        2,664               2,100          2,422
                                           --------     --------      -------            --------        -------
Loss from continuing
  operations..................               (8,484)      (3,745)      (2,714)             (2,465)       $(2,461)
                                           --------     --------      -------            ---------       -------
Net loss......................             $(18,669)    $(10,093)     $ 6,658            $ (1,732)       $(2,695)
                                           ========     ========      =======            ========        =======
Net loss per common share.....                (3.84)       (1.44)       (0.93)              (0.25)         (0.28)
Weighted average common and
common equivalent shares......                4,857        6,988        7,155               7,014          9,701


                                                   DECEMBER 31,                       SEPTEMBER 30,
                                         ------------------------------           ----------------------
                                            1993      1994       1995               1995          1996
                                         ---------  ---------  --------           --------      --------
                                                                                       (UNAUDITED)
Balance Sheet Data:
Cash and marketable securities           $  9,461   $     10   $  3,739           $    818      $  4,907
Working capital (deficit).....              5,832     (5,893)     1,769             (6,856)        4,543
Total assets..................             13,072      1,263      4,329              1,626         5,278
Accumulated deficit...........            (41,238)   (51,331)   (44,673)           (53,063)      (47,369)
Total stockholders' equity
 (deficit)....................              4,840     (5,026)     2,158             (6,246)        4,817

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            Since its inception in 1985, the Company has devoted its principal efforts toward research and development. The Company has been unprofitable from continuing operations for the past six fiscal years and has incurred an accumulated deficit of $47.4 million as of September 30, 1996. The Company expects to incur substantial operating losses for the next few years as the Company continues research and development spending in applying its oligonucleotide-based technology for therapeutic applications.

            In July 1991, the Company acquired Source, a manufacturer of automated medical diagnostic instrumentation. In addition to providing system know-how for automating the Company's DNA probe diagnostic tests, Source sells instruments to other medical product companies on an original equipment manufacturing ("OEM") basis. The Company recognized that the OEM business of Source was not aligned with the Company's strategic direction and disposed of Source in January 1994. See "Business Disposition of Source."

            In November 1993, pursuant to an agreement (the "November Agreement") entered into among the Company, Ribonetics GmbH ("Ribonetics") and Animal Biotechnology Cambridge, Ltd. ("ABC"), a shareholder of Ribonetics, the Company agreed to acquire Ribonetics and certain assets of ABC (the "ABC Assets"), in order to add complementary oligonucleotide technology for therapeutic applications.

            During the period between December 1993 and September 1994, the Company advanced amounts totalling approximately $1.63 million to both ABC and Ribonetics to fund the operating expenses of Ribonetics and ABC's Scion Health division and for the purchase of certain capital equipment necessary for the continued operations of such entities. Although the Company was not obligated to advance such sums under the November Agreement, it determined to do so to preserve its initial investment in the entities while the Company conducted its due diligence and the definitive agreements were being negotiated.

            On September 9, 1994, ABC provided the Company with notice of termination of the November Agreement. The Company refused to accept such termination on the grounds that the November Agreement did not provide ABC with the right to terminate the November Agreement. At such time, the Company also ceased advancing funds to cover the operating expenses of ABC's Scion Health division and Ribonetics. On September 27, 1994, the Company announced that it exercised its put right by providing Mr. David Blech with written notice, under a December 1, 1993 agreement with Mr. Blech, a principal stockholder of the Company at the time such agreement was entered into (the "Blech Agreement"), that the Company intended to sell Epoch's interests in Ribonetics and the ABC Assets to Mr. Blech for the amount paid by Epoch for such interests. Mr. Blech failed to respond to the Company's notice and, following the expiration of the 90-day period specified in the Blech Agreement as the period in which a closing under the Blech Agreement was to occur, the Company deemed Mr. Blech to be in default of his obligations.

            In October 1994, in light of ABC's purported termination of the November Agreement and recognizing that neither ABC nor Mr. Herbert Stadler, who, together with ABC, owned all of the capital stock of Ribonetics, intended to close the transactions contemplated by the November Agreement, the Company notified ABC and Mr. Stadler of the Company's desire to commence discussions with regard to repayment to the Company of the cash portion of the purchase price and the amounts advanced by the Company from December 1993 through September 1994 to fund the operating expenses of Ribonetics and ABC's Scion Health division. VIMRx, a biotechnology company located in Wilmington, Delaware, subsequently obtained an interest in Ribonetics. On October 1, 1996, the Company and VIMRx entered into a Stock and Warrant Purchase Agreement (the "VIMRx Agreement") pursuant to which the Company and VIMRx settled any and all disputes concerning Ribonetics, and the Company and VIMRx established an alliance to attempt to exploit the synergies between their respective technologies and markets. Under the VIMRx Agreement, VIMRx invested approximately $800,000 in exchange for 457,143 shares of the Company's Common Stock at $1.75 per share. In addition, VIMRx received warrants to purchase 900,000 shares of the Company's Common Stock, 450,000 of which are exercisable at $2.00 per share and expire in October 1997, and 450,000 of which are exercisable at $3.00 per share and expire in October 1998. Additionally, pursuant to the VIMRx Agreement, the Board of Directors of the Company appointed Richard L. Dunning, the President and Chief Executive Officer of VIMRx, to fill a vacancy on Company's Board of Directors. Mr. Dunning accepted such appointment effective as of October 30, 1996.

            In November 1995, pursuant to the terms of an Asset Purchase Agreement, dated as of September 29, 1995 (the "Asset Purchase Agreement"), the Company sold the Company's assets and technology associated with its diagnostics division (the "Assets") to Becton, Dickinson and Company, a New Jersey corporation, through its Becton Dickinson Diagnostic Instrument Systems Division (collectively, "Becton"). The Assets related to the Company's development, marketing and sale of diagnostic products which involve the use of nucleic acid probes to detect and identify microorganisms in biological samples under the names "Affirm(R) VP," "Affirm(R) VPIII," "Affirm(R) DP," "Hybriquick(R)" and "Isoquick(R)". The Assets included: tangible personal property, interests in certain contracts and other instruments, rights in permits and licenses, raw materials and inventory, technology, trade secrets, patents, other intellectual property (including the name "MicroProbe"), rights in customer lists, records and data, computer software programs, goodwill and causes of action held by the Company against third parties. The aggregate purchase price paid by Becton for the Assets and for the Company's covenant not to compete with Becton for a period of five years was $8,510,000. The Purchase Price is subject to an upward adjustment of $1,500,000 contingent on the occurrence of certain events. See "Business - Disposition of Diagnostic Assets."

            In June 1996, the Company successfully completed a private placement (the "Private Placement") of Units, each Unit consisting of one share of the Company's Common Stock and one warrant to purchase 0.5 shares of the Company's Common Stock. The Company sold a total of 5 million Units, for an aggregate purchase price of $5 million to institutional and accredited individual investors. The term of the warrants is five years, and they are exercisable at $2.50 per share (or $1.25 per 0.5 shares). Each warrant is redeemable by the Company at any time after eighteen months from the date that they are issued at $0.05 per warrant, provided that the closing trading price per share of Common Stock is at least $3.75 for twenty (20) consecutive trading days.

            In connection with the Private Placement, pursuant to an agreement with its financial advisor, David Blech, the Company paid fees of $350,000 to Mr. Blech. In addition, the Company cancelled fifty percent (50%) of the obligations of Mr. Blech arising in connection with the transactions involving Ribonetics, including the "put" rights contained in an agreement dated
December 1, 1993 between the Company and Mr. Blech. The aggregate amount cancelled was $1,635,588. The balance is accruing interest at the minimum applicable federal rate. As the obligation had been fully reserved, and the remaining balance is fully reserved, neither the cancellation nor the remaining obligation is reflected in the Company's financial statements. The Company also issued to Mr. Blech five year warrants to purchase 500,000 shares of Common Stock at $1.00 per share. The warrants are not exercisable for one year and are held in escrow by the Company until the balance of the Ribonetics debt is satisfied.

            In addition to completion of the Private Placement, major stockholders of the Company elected to exercise previously existing warrants to purchase 2,200,000 shares of the Company's Common Stock at $0.30 per share generating an additional $660,000 of cash to the Company.

            Also in June 1996, the Company announced that it intends to exchange for every two warrants which were issued in conjunction with the Company's public offering in September 1993 at $6.50 per share, one new warrant to purchase one share of the Company's Common Stock with a term of five years that is exercisable at $2.50 per share. Each new warrant would be redeemable by the Company at any time after eighteen months from the date that they are issued at $0.05 per warrant, provided that the closing trading price per share of Common Stock is at least $3.50 for twenty (20) consecutive trading days.

            In October 1996, The National Institute of Arthritis and Musculoskeletal and Skin Disease of the National Institute of Health (the "Institute") awarded a four-year contract to develop and test a compound designed to inactivate a gene which causes rheumatoid arthritis. The federal research award is for $1.2 million of which the Company will receive $584,000 over the four year period.

            This Prospectus contains certain forward-looking statements that are based on current expectations. In light of the important factors that can materially affect results, including those set forth below and elsewhere in this Prospectus, the inclusion of forward-looking information herein should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. The Company may encounter competitive, technological, financial and business challenges making it more difficult than expected to continue to develop and market therapeutic technologies and products; the market may not accept the Company's therapeutic products; the Company may be unable to retain existing key management personnel; and there may be other material adverse changes in the Company's operations or business. Certain important factors affecting the forward-looking statements made herein include, but are not limited to (i) the successful development of viable therapeutic technologies and products, (ii) accurately forecasting capital expenditures, and (iii) obtaining new sources of external financing. Assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its marketing, capital expenditure or other budgets, which may in turn affect the Company's financial position and results of operations.

            Future operating results may be impacted by a number of factors that could cause actual results to differ materially from those stated herein, which reflect management's current expectations. These factors include industry specific factors, the Company's ability to maintain access to external financing sources and its financial liquidity, the Company's ability to timely develop and produce commercially viable therapeutic products and the Company's ability to manage expense levels.

RESULTS OF OPERATIONS

            The following discussion of results of operations reflects the Company's diagnostics division as discontinued operations.

            Nine Months Ended September 30, 1995 and 1996.

            Research and development expenses for the nine months ended September 30, 1996 increased $671,000 over the same period in the prior year. This increase in the year-to-date expense is reflective of the increased research activity which is being funded with the proceeds from the sale of the Assets to Becton and from the Private Placement. Additionally, for the nine months ended September 30, 1995, research and development expense was reduced by $404,000 for a research contract which had been accrued but was subsequently cancelled. Additional increases in expenditures for research and development throughout 1996 are anticipated as the Company devotes additional resources to these efforts.

            General and administrative expenses decreased in the nine month period ended September 30, 1996, compared to the corresponding period in 1995. Contributing to these reductions are the elimination of activities associated with selling the diagnostic division and patent litigation, both of which caused increased legal and travel expenses in the 1995 periods. Additionally, in July 1996 the In Re Blech Securities Litigation suit was dismissed. Accordingly, $250,000 of estimated costs which had been accrued for this matter were reversed as a reduction of expenses in the nine month period ended September 30, 1996.


            Interest income in the nine month period ended September 30, 1996 increased compared with the respective period in the prior year due to higher investable funds. Interest expense in the nine month period ended September 30, 1996, is significantly reduced from the comparable period in 1995 as the majority of debt was repaid in the second quarter of 1996 with funds received in the Private Placement.

            In addition to the interest on the principle amounts of the loans, interest expense in the nine months ended September 30, 1996 includes $122,000 of amortization of debt discount relating to a $480,000 warrant price adjustment associated with the bridge refinancing. The price adjustment was credited to additional paid-in capital and the debt discount was amortized over the term of the notes. At March 31, 1996, the discount had been fully amortized.

            Years Ended December 31, 1994 and 1995

            Research contract revenue reflects revenue from U.S. government grants and contracts.

            Research and development expenses decreased in total by approximately $3,032,000 for the year ended December 31, 1995 from the prior year, excluding the acquired in-process research and development associated with the acquisition of Ribonetics. This decrease was largely due to the elimination of Ribonetics expenses in 1995 as well as cost reduction measures implemented in late 1994 to conserve cash.

            The decrease in selling, general and administrative expenses in 1995 as compared to 1994 of $471,000 is due the implementation of certain cost reduction measures.

            Interest income in the year ended December 31, 1995 decreased compared with the prior year's results due to lower investable funds during the 1995 period. Interest expense increased in the comparable period because of the increase in obligations incurred for bridge financing, including amortization of $358,000 of discount on notes payable due to repricing of warrants associated with the bridge financing.

            Other income includes $300,000 which was received from Mr. Blech in 1994 and recorded as notes payable at December 31, 1994. In 1995, the Company wrote off the note payable in partial settlement of Mr. Blech's obligations under the Blech Agreement.

            The income (loss) from discontinued operations relates to the operations and disposal in November 1995 of the operations of the diagnostics division of the Company. See "Business - Disposition of Diagnostic Assets." The Company realized a gain on the sale of the Assets to Becton in 1995 in the amount of $8,786,000.

LIQUIDITY AND CAPITAL RESOURCES

            At September 30, 1996, the Company had cash and cash equivalents of $4,907,165 which the Company anticipates will provide sufficient working capital to operate approximately fifteen months. The Company's continuing operations consist of research and development, and will not generate cash in the near term to fund future operations.

            The net cash increase of $1,168,000 from December 31, 1995 to September 30, 1996 was the result of the receipt of net proceeds of $4,633,000 from the Private Placement completed in June 1996, and the receipt of $660,000 from the exercise of warrants to purchase the Company's common stock by major stockholders in June 1996. These receipts were offset by the repayment of notes payable plus interest in the amount of $1,396,000, and cash used for operations.

            On October 1, 1996, the Company received approximately $800,000 of additional cash from VIMRx in connection with its investment under the VIMRx Agreement.

            Since inception, the Company has financed its operations primarily through the sales of its equity securities. In addition, the Company received $1,320,000 from the sale of Source in 1993 and $8,510,000 from the sale of the Assets to Becton in 1995. To continue operations, the Company will be required to sell additional equity securities, borrow additional funds, or obtain additional financing through licensing, joint venture, or other collaborative arrangements. The Company has no commitments for such financing and there can be no assurance that such financing will be available on satisfactory terms, if at all.

            Plan of Operations and Capital Requirements

            The Company's primary future needs for capital are for continued research and development as described in "Business-Research and Development". The Company's working capital requirements may vary depending upon numerous factors including the progress of the Company's research and development, competitive and technological advances and the FDA regulatory process.

            The Company will require additional funds to continue its operations and, over the longer term, will require substantial additional funds to maintain and expand its research and development activities and to ultimately commercialize, with or without the assistance of corporate partners, any of its proposed products. The Company will seek collaborative or other arrangements with pharmaceutical companies, under which such companies would provide additional capital to the Company in exchange for exclusive or non-exclusive license or other rights to certain of the technologies and products the Company is developing. However, the competition for such arrangements with major pharmaceutical companies is intense, with a large number of biopharmaceutical companies attempting to satisfy their funding requirements through such arrangements. There can be no assurance that an agreement or agreements will arise from these discussions in a timely manner, or at all, or that revenues that may be generated thereby will offset operating expenses sufficiently to reduce the Company's short- or long-term funding requirements. Additional equity or debt financings may be required, and there can be no assurance that funds will be available from such financings on favorable terms, or at all.

                                    BUSINESS

OVERVIEW

            Epoch Pharmaceuticals, Inc. is a biomedical company focused on the development of oligonucleotides (short chains of nucleotides which are the building blocks of DNA and RNA) as new therapeutic compounds. Utilizing unique and proprietary technology in the rational design, synthesis and chemical modification of oligonucleotides, the Company is developing a gene-therapy approach to inactivate or reverse mutate disease associated genes.

CORPORATE NAME CHANGE

            The right to use the name "MicroProbe" was included in the assets purchased by Becton Dickinson and Company. See "Disposition of Diagnostic Assets." It is believed that the name "Epoch Pharmaceuticals, Inc." appropriately identified the scope of the continuing business of the Company, and the shareholders approved the name change at a special meeting on November 27, 1995, and it was effective on December 4, 1995.

BACKGROUND

            Nucleic acids are found in all living organisms and are the sole carriers of the genetic code that specifies an organism's makeup. There are two types of closely related nucleic acids, deoxyribonucleic acid (DNA) and ribonucleic acid (RNA). DNA carries the permanent genetic information for construction of all proteins in higher living organisms, while RNA carries a temporary copy of this information to direct protein synthesis. Proteins perform most of the normal physiological functions of living organisms, and aberrant production or activity of proteins may cause numerous diseases.

            DNA is usually composed of two long chains, and each link in the chain is a nucleotide or "base." There are four different bases: adenine (A), guanine (G), thymine (T) and cytosine (C), which are linked together in DNA by a sugar and phosphate backbone. Every gene contains unique sequences of these bases and it is these unique sequences which constitute the genetic information or code which guides all cellular processes. The two chains, or strands, normally comprising DNA are held together by chemical attractions between opposing paired bases according to certain rules: A always pairs with T, G always pairs with C. This process of base pairing, called hybridization, can occur between DNA strands of any size, as long as the segments hybridizing are complementary.

            Hybridization can also occur between a DNA strand and a complementary RNA strand or two complementary RNA strands. RNA occurs in several forms in cells, and each of these forms has a different function. Messenger RNA
(mRNA) is copied, or transcribed, from the DNA comprising a gene and carries the genetic code which is translated into the proteins synthesized by the cell. Transfer RNA (tRNA) transports the necessary building block amino acids to ribosomes, complex intracellular structures where protein synthesis occurs through the "translation" of the mRNA message. Ribosomal RNA (rRNA) functions to bring mRNA and tRNA together so protein synthesis can occur. The process of transcription and translation which results in protein synthesis is called gene expression.

            Oligonucleotides are well suited for development as pharmaceuticals because they can be designed to bind selectively to and inhibit or inactivate, specific sequences in DNA and RNA, or to the proteins they produce. The Company's expertise in the chemistry, design and synthesis of oligonucleotides forms the basis of the Company's research and development activities for therapeutic products.

RESEARCH AND DEVELOPMENT

            Epoch's current therapeutic research and development program is focused on the modification of gene expression by altering cellular genomic DNA using oligonucleotide targeting technology combined with chemical reactivity. The Company's technology is based on its expertise in designing and synthesizing oligonucleotides bearing modifications that selectively bind to and interact with the target genes. The Company is currently applying this novel method of gene therapy to the treatment of certain autoimmune diseases, viral infections and cancers.

            Pharmaceutical compounds can be developed from oligonucleotides designed to act at different points in the process of gene expression. Oligonucleotides may regulate the expression of targeted genes in two ways, at the mRNA or DNA level. Whereas "antisense" oligonucleotides act against messenger RNA and are transient, the Company's gene modifying oligonucleotides ("GMOs") could act directly and lastingly on the genetic code itself at the DNA level.

            Epoch's GMOs form sequence-specific three-stranded complexes with the genetic double-stranded DNA in order to alter its function. This alteration of function is due to mutations in the gene at the targeted site induced by the reactive function of the GMO. Because the DNA sequences of many disease-associated genes are known, the Company believes that it may be able to treat these diseases by rationally designing and synthesizing GMO's capable of altering the chosen sequence of the targeted gene. Depending on the desired effect, the mutation may be designed so as to eliminate the expression of a disease-associated gene, or to correct a genetic defect.

            Oligonucleotide-based gene modification technology potentially represents a significant advance over other therapeutic approaches. While traditional drugs generally act on the millions of proteins generated from mRNA and antisense drugs are designed to act on the thousands of mRNA molecules generated from a gene, GMOs act directly against the gene. In contrast to certain antibiotics that also act directly on DNA, GMOs can be targeted by design to act only on DNA sequences which are disease-related.

            Technological Advances

            The development of gene modifying oligonucleotides as pharmaceuticals has been limited by two factors. First, DNA-targeted oligonucleotides under development by others are, the Company believes, capable of recognizing and binding to only two of the four bases of the genetic code. The target sequence therefore must contain only G or A in one of its two strands, which greatly limits the number of potential target sites. Second, the triple-stranded complex ("triplex") formed by those oligonucleotides with DNA lacks the required stability to affect DNA function for the length of time necessary for therapeutic effectiveness.

            The Company's oligonucleotide technology has led to proprietary advances which it believes can overcome these limitations. By incorporating these technological advances in the Company's GMO approach, oligonucleotides can form highly stable three-stranded complexes with DNA base pair sequences containing any of the four bases of the genetic code.

            The first of these advances is enzyme mediated complexing (triplexing) of the oligonucleotide drug with both DNA strands. Under natural cellular conditions, such as the process of repairing certain damaged DNA, an enzyme (or a member of a family of enzymes) called recombinase promotes the sequence-specific binding of single-stranded DNA with double-stranded DNA to form a three-stranded complex. In the presence of this recombinase, a single stranded GMO whose sequence can contain all DNA bases can recognize and bind to its exact complement in the double stranded DNA of a gene, in a rapid and sequence-specific fashion. Many of the oligonucleotide drugs under investigation by others contain chemical modifications to the backbone of the oligonucleotide which, the Company believes, results in the inability of such oligonucleotide to take advantage of recombinase promoted association with double-stranded DNA. By using its proprietary technology, Epoch is able to design and synthesize sufficiently stable gene modifying oligonucleotides with non-modified backbones, resulting, the Company believes, in the ability to interact with naturally occurring recombinase to rapidly form triple-stranded complexes involving all four DNA bases.

            The second of these two advances is the crosslinking of the oligonucleotide to the double-stranded DNA after the recombinase-promoted sequence recognition and complexing has occurred. Crosslinking "freezes" this complex and covalently modifies the targeted gene. By using its proprietary technology, the Company adds a reactive site to its oligonucleotides which, when properly aligned in a three-stranded DNA/oligonucleotide complex, forms a chemically stable (covalent) linkage with a targeted reactive site on the target DNA. The effect of this reaction will vary by design. Certain modifications will induce the cell to make errors when it attempts to repair the lesion. The Company believes that this will irreversibly inactivate the gene by mutation. Alternatively, rational design of the chemical modification can, the Company believes, give a targeted change of a single base pair in a gene at the site of a genetic defect, providing correction of certain of those genetic defects.

            Epoch Pharmaceuticals has refined these crosslinkers so that, in in vitro studies, crosslinking occurs rapidly and efficiently in systems as complex as the entire human genome. To enhance the effectiveness of this technology, the Company believes that by using multiple crosslinkers on a single oligonucleotide, both DNA strands of the target gene will be irreversibly bound and the efficiency of inactivation by mutation, hence the therapeutic effect, will be very high. Alternatively, this binding process may directly inactivate the gene, halting the expression of disease-associated proteins. In addition to the pivotal role that the Company's proprietary crosslinking chemistry plays in the Company's 4-letter targeting technology, it is also applicable to 2-letter, or triplex, DNA targeting.

            The Company believes it was the first to demonstrate the successful targeting and chemical reaction of an oligonucleotide with both strands of a double-stranded DNA sequence. It believes that it was the first to show highly specific targeting and chemical modification of a sequence containing all 4 genetic code letters on a double stranded DNA target, including genomic DNA. It furthermore believes it has been the first to show covalent modification of a targeted native gene in living cells.

            The Company is currently developing the use of GMOs in a collaborative drug development program with the Virginia Mason Research Center ("VMRC"), Seattle, WA. This program will apply GMO technology to type I diabetes and other autoimmune diseases. VMRC has discovered a gene that indicates predisposition to type I diabetes, and the Company and its collaborators believe that inhibition or alteration of the expression of that gene will attenuate the immunologic response causing the diabetes. Epoch Pharmaceuticals and its collaborators believe that treatment of blood stem cells with this GMO treatment, followed by reintroduction of those cells into the patient, will sufficiently alter the patient's immune response to affect a treatment. If successful, as to which there can be no assurance, the resultant technology may have broad application in a wide number of diseases, especially chronic viral diseases, cancer, and other autoimmune diseases, such as rheumatoid arthritis.

            The Company is in the early development stages of its GMO technology and substantial additional research and development efforts will be required to develop effective therapeutics, including research and development in the area of drug delivery. There can be no assurance, however, that the Company will be able to successfully commercialize its GMO technology.

            The Company had previously developed lead compounds in two classes of protein blockers, one for inhibition of human immunodeficiency virus replication, and the other for potential treatment of certain types of cancers. Due to limited financial resources, the Company has deferred the substantial additional research and development that these compounds require.

DISPOSITION OF DIAGNOSTIC ASSETS

            In November 1995, pursuant to the terms of the Asset Purchase Agreement, the Company sold the Company's Assets associated with its diagnostics division to Becton. The Assets related to the Company's development, marketing and sale of diagnostic products which involve the use of nucleic acid probes to detect and identify microorganisms in biological samples under the names "Affirm(R) VP," "Affirm(R) VPIII," "Affirm(R) DP," "Hybriquick(R)" and "Isoquick(R)." The Assets included: tangible personal property, interests in certain contracts and other instruments, rights in permits and licenses, raw materials and inventory, technology, trade secrets, patents, other intellectual property (including the name "MicroProbe"), rights in customer lists, records and data, computer software, programs, goodwill and causes of action held by the Company against third parties. The aggregate purchase price paid by Becton for the Assets and for the Company's covenant not to compete with Becton for a period of five years was $8,510,000. The purchase price is subject to an upward adjustment of $1,500,000 contingent on the occurrence of certain events.

            The Assets which the Company sold to Becton relate to the Company's diagnostics division and products described below.

            Epoch's Diagnostic Technology and Products

            Oligonucleotides used as diagnostic tools for identification of RNA and DNA sequences are called probes. The probe molecule is designed to be complementary to a unique sequence of bases in the DNA or RNA of the target microorganism. Recognition of and binding to that sequence indicates the presence of the microorganism.

            The Company had developed an inexpensive, rapid, automated DNA probe-based system which is "user-friendly," enabling it to make available the advantages of DNA probe-based testing in the physician's or dentist's office or other alternate care site, in addition to the hospital or reference laboratory. This system, the inventory and equipment related thereto and the underlying technology constitute substantially all of the assets transferred to Becton pursuant to the Purchase Agreement. The Affirm System consists of a small, easy-to-use instrument, and a reagent kit containing Probe Analysis Cards ("PAC"), which include the DNA probes, a sample-collection device and reagents. Using microorganism-specific probes attached to beads in the PAC, the Affirm System is used to detect and identify multiple microorganisms from a single specimen. The beads embedded into the PAC include a negative (specificity) control and positive (procedural) control bead.

            The Company's first DNA probe diagnostic product, the Affirm VP System, was introduced in September 1992 and was used to detect and identify Trichomonas vaginalis and Gardnerella vaginalis in vaginal samples for use as an adjunct to clinical evaluation for differentiating trichomoniasis and bacterial vaginosis. In June 1993, the Company received a 510(k) FDA clearance for its Affirm VP III System, which added a test for Candida species and replaced the Affirm VP System. However, in May 1994, the Company announced its intentions to withdraw its Affirm VP line of products from the market.

            The Company also had developed an Affirm System (the "Affirm DP") for the dental market. The Affirm DP is used for the detection and identification of bacteria associated with periodontal (gum) disease. The test is designed to identify bacteria from infected sites that may be in the early stage of deterioration, as well as from sites that are far into the destructive cycle. Currently, these diagnoses are made by clinical measurements including subgingival pocket depth, bleeding on probing, attachment loss and bone loss as indicated by X-ray examination.

            In October 1993, the Company entered into an agreement with Procter & Gamble ("P&G"). Under the agreement P&G paid a fee for an option to obtain an exclusive, ten year license to sell the Company's dental diagnostic products in the U.S. and Canada. With the Becton Sale consummated, all of the assets related to the dental diagnostic products have been transferred to Becton, and on November 28, 1995, by mutual consent of P&G and the Company, the October 1993 agreement was terminated and neither party, the Company or P&G, has any rights or obligations thereunder. The Company returned to P&G $480,000 in November 1995, which had been held by the Company and recorded as deferred income.

            Under the Asset Purchase Agreement, if P&G enters into a supply agreement with Becton within seven years of the Closing and if P&G procures all clearances from the United States Food and Drug Administration necessary for the commercial sale of such products in the U.S., Becton will pay the Company an additional $1,500,000.

            The Company was awarded three Small Business Innovation research ("SBIR") grants, one of which is to be used to develop automated DNA probe tests for HLA disease ("SBIR Grant 1"), one of which is to be used to develop a DNA probe for the detection of oral spirochetes ("SBIR Grant 2") and one of which is to be used to detect genetic and metabolic marking for antibiotic resistance ("SBIR Grant"). Pursuant to the terms of the Purchase Agreement, Becton has granted exclusive, royalty-free licenses to the Company to enable the Company to perform its obligations under SBIR Grant 1 and SBIR Grant 2, and the Company shall transfer SBIR Grant 3 to Becton; provided, however, that if Becton determines that Grant 3 cannot be transferred to Becton or that such a transfer would render SBIR Grant 3 invalid or less valuable to Becton than it would be if the Company retained SBIR Grant 3, Becton shall grant the Company an exclusive, royalty-free license to enable the Company to fulfill its obligations under SBIR Grant 3 and the Company shall assign to Becton any and all intellectual property which the Company owns or acquires as a result of performing its obligations under SBIR Grant 3.

            In connection with the sale of Assets to Becton, the Company entered into a settlement of its patent litigation with Gen-Probe, Incorporated ("Gen-Probe") relating to the Company's Affirm(R) products. See "Legal Proceedings." Under the settlement agreement, the Company agreed that Gen-Probe's U.S. Patents Nos. 4,851,330 and 5,288,611 are valid and enforceable and are infringed by the Company's Affirm(R) product line. The Company also consented to an injunction against further infringement.

DISPOSITION OF SOURCE

            In July 1991, the Company acquired Source, a manufacturer of automated medical diagnostic equipment and the developer of the Affirm processor instruments. Source manufactures and markets eight instrument product lines on an OEM basis to a customer base of approximately 18 diagnostic companies. Source utilizes proprietary optical detection, fluidics, robotics, mechanical, electrical and software technologies in its instruments. The Company's strategy in acquiring Source was to gain instrument system development and manufacturing capabilities useful in automating Epoch's current diagnostic tests.

            While the Company successfully utilized Source's capabilities in developing and manufacturing the instrument component of the Affirm System, it recognized that Source's OEM business was not aligned with the Company's strategic objectives for potential growth rates and profitability.

            On January 21, 1994 the Company sold all of the shares of Source to The Alton Group, Inc. ("Alton"), a manufacturer of biomedical and laboratory instruments. Under the terms of the agreement, Alton agreed to pay an aggregate of $2.45 million, of which $600,000 was paid prior to the closing, $720,000 was paid in cash along with $180,000 of prepaid inventory, under the supply agreement, at the closing and the balance paid by delivery by Alton of a noninterest bearing, subordinated, secured promissory note in the principal amount of $950,000, due March 27, 1995. Because of the uncertainty of its collectibility, due to the financial condition of the purchaser of Source, the note was fully reserved. The Company and Alton also entered into a supply agreement under which Alton agreed to continue to supply the Company with instruments used in the Company's Affirm Systems and a license agreement under which Source granted the Company a non-exclusive, worldwide, royalty-free license to use certain of Source's patents.

            As a result of the Company's withdrawal of the Affirm VP product line, and the notice of cessation of orders for Affirm Processors from the Company to Source, in mid-1994 Alton made claims totaling approximately $592,000 against the Company for past due invoices and the cost of cancellation of the Company's firm purchase orders. Alton had also claimed that it suffered additional damages from the loss of anticipated related service business and from the loss of overhead absorption attributable to the anticipated manufacture of Affirm Processors. Finally, Alton claimed that the amount it paid for Source was based, in part, on forecasts by the Company, for the purchase of Affirm Processors and, as a result, it overpaid for Source. Alton's claims aggregated approximately $2.1 million.

            On December 2, 1994 the Company entered into an agreement with Alton, which was further modified on March 2, 1995, settling certain disputes and restructuring certain financial arrangements between them. Under the agreement, Epoch cancelled the $950,000 promissory note of Alton. In addition, the parties cancelled a non-exclusive license agreement under which Epoch was entitled to use certain technology previously developed by Source, none of which is used in any Epoch products currently in development. In consideration of such cancellations, Alton has agreed to pay royalties on its products utilizing the Source technology. Such royalties will equal 2% of net sales from April 1, 1995 through March 31, 1996 and 2.5% of net sales thereafter through March 31, 2000, subject to an aggregate limit of $375,000 in royalties. No royalties were received in 1995. The initial payment is anticipated in 1996. In addition, Alton agreed not to seek payment of amounts due for Affirm Processors and Affirm Scanners previously ordered by Epoch from Alton, and various other claims made by Alton with respect to the supply arrangement between Epoch and Alton. However, Epoch was obligated to pay, and had accrued and expensed as of December 31, 1994, an aggregate of $162,000, for 124 of such units to be shipped to the Company. These units were received by the Company and paid for in 1995. Finally, the parties released each other of all claims arising out of the sale of Source to Alton and any other claims the parties may have had against each other.

ACQUISITION OF RIBONETICS

            In November 1993, the Company agreed to purchase all of the capital stock of Ribonetics. Concurrently, the Company agreed to acquire from ABC, a shareholder of Ribonetics located in Cambridge, England, the ABC Assets. Ribonetics was organized in 1992 and has acquired rights in proprietary technology related to the design, synthesis and use of ribozymes. The Company believes that ribozymes may have therapeutic application due to their ability to catalytically destroy mRNA molecules and therefore block the synthesis of proteins that cause human diseases. Ribonetics was developing a novel class of small synthetic ribozymes which have the properties of stability, enhanced catalytic activity and target recognition specificity. Ribonetics currently is assigned three patent applications which are pending in the USA, Europe and Japan which relate to synthetic oligonucleotides with RNA cleaving activities.

            Pursuant to the November Agreement, the purchase price for the capital stock of Ribonetics and the ABC Assets was to be $1,502,000 in cash and 515,817 shares of Common Stock of the Company. The cash portion of the purchase price was paid upon execution of the November Agreement; the Common Stock was to be issued at the closing of the transactions contemplated by the November Agreement. Simultaneously with the execution of the November Agreement, the Company entered into the Blech Agreement under which Mr. Blech agreed that the Company could, upon notice to Mr. Blech, sell its interests in Ribonetics and the ABC Assets to Mr. Blech for the amount paid by the Company for such interests.

            During the period between December 1993 and September 1994, the Company advanced amounts totalling approximately $1,634,000 to both ABC and Ribonetics to fund the operating expenses of Ribonetics and ABC's Scion Health division and for the purchase of certain capital equipment necessary for the continued operations of such entities. Although the Company was not obligated to advance such sums under the November Agreement, it determined to do so to preserve its initial investment in the entities while the Company conducted its due diligence and the definitive agreements were being negotiated.

            On September 9, 1994, ABC provided the Company with notice of termination of the November Agreement. The Company refused to accept such termination on the grounds that the November Agreement did not provide ABC with such a right. At such time, the Company also ceased advancing funds to cover the operating expenses of ABC's Scion Health division and Ribonetics. On September 27, 1994, the Company exercised its rights under the Blech Agreement by providing Mr. Blech with written notice of the Company's intent to cause Mr. Blech to purchase the capital stock of Ribonetics and the ABC Assets. Mr. Blech failed to respond to the Company's notice and, following the expiration of the 90-day period specified in the Blech Agreement as the period in which a closing under the Blech Agreement was to occur, the Company deemed Mr. Blech to be in default of his obligations.

            In October 1994, in light of ABC's purported termination of the November Agreement and recognizing that neither ABC nor Mr. Herbert Stadler, who, together with ABC, owned all of the capital stock of Ribonetics, intended to close the transactions contemplated by the November Agreement, the Company notified ABC and Mr. Stadler of the Company's desire to commence discussions with regard to repayment to the Company of the cash portion of the purchase price and the amounts advanced by the Company from December 1993 through September 1994 to fund the operating expenses of Ribonetics and ABC's Scion Health division. VIMRx subsequently obtained an interest in Ribonetics. On October 1, 1996, the Company and VIMRx entered into the VIMRx Agreement pursuant to which the Company and VIMRx settled any and all disputes concerning Ribonetics, and the Company and VIMRx established an alliance to attempt to exploit the synergies between their respective technologies and markets. In addition, VIMRx invested $800,000 in exchange for 457,143 shares of the Company's Common Stock at $1.75 per share, and received warrants to purchase an additional 900,000 shares of the Company's Common Stock, 450,000 of which are exercisable at $2.00 per share and expire in October 1997, and 450,000 of which are exercisable at $3.00 per share and expire in October 1998. Additionally, pursuant to the VIMRx Agreement, the Board of Directors of the Company appointed Richard L. Dunning, the President and Chief Executive Officer of VIMRx, to fill a vacancy on the Company's Board of Directors. Mr. Dunning accepted such appointment effective as of October 30, 1996.

SALES AND MARKETING

            In May 1994, the Company discontinued sales and marketing of its diagnostic products. The Company has no experience in marketing therapeutic products. The Company anticipates that it will seek to enter collaborative arrangements with pharmaceutical companies to market its therapeutic products. To date, the Company has not entered into any collaborative arrangements for any of its proposed therapeutic products and there can be no assurance that the Company will be able to enter into any such arrangements on favorable terms or at all.

MANUFACTURING

            In connection with the introduction of its Affirm VP System in 1992, Epoch established a manufacturing and assembly operation in the Company's facility located in Bothell, Washington. The Company eliminated all of the staffing of this operation as a part of the restructuring of its diagnostics division and many of the assets used in those operations were sold to Becton. All instruments for the Affirm System were manufactured by Source. See
"Business - Disposition of Source."

RESEARCH AND DEVELOPMENT

            The Company conducts the majority of its research and development activities through its own staff and facilities. The Company has assembled a scientific staff with a variety of complementary skills in a broad range of advanced research technologies. As of January 28, 1997, the Company had 24 employees, including 12 with Ph.D.'s and/or M.D.'s. Of these 24 employees, 19 are engaged in research and development activities including regulatory and clinical affairs.

The Company's in-house research and development efforts are focused primarily on the development of oligonucleotide therapeutics and reagent chemistries. Additionally, the company has continued efforts on DNA probes, probe labeling and detection techniques on behalf of Becton and under the SBIR grants.

            In addition to its in-house research programs, the Company collaborates with academic and research institutions to support research in areas of interest to the Company.

            Research and development expense related to therapeutics amounted to approximately $4,475,000 and $1,443,000 for the years ended December 31, 1994, and 1995, respectively. Research and development expenses related to the discontinued diagnostics division amounted to $2,259,000 and $1,048,000, respectively, for the corresponding periods.

            In October 1996, the Institute awarded a four year contract to Virginia Mason, and the Company as subcontractor, to develop and test a compound designed to inactivate a gene which causes rheumatoid arthritis. The federal research award is for $1.2 million of which the Company will receive $584,000 over the four year period.

PATENTS AND PROPRIETARY TECHNOLOGY

            The Company has pursued a patent portfolio to protect its technology. As of January 28, 1997, the Company had four issued U.S. patents and has submitted eleven additional U.S. patent applications. There are international patent applications corresponding to many of the U.S. patents and patent applications. The issued patents and pending patent applications cover inventions relating to the components of Epoch's core therapeutics technology. An additional 18 U.S. patents and patent applications related exclusively to diagnostic technology were transferred to Becton pursuant to the Asset Purchase Agreement.

            The therapeutics technology covered includes solid support synthesis of oligonucleotides, crosslinking oligonucleotides, and oligonucleotides having antiviral and anticancer activity. The Company's policy is to file patent applications to protect technology, inventions and improvements that are important to the development of its business. The Company also relies upon trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position.

            The patent position of biomedical companies, including the Company, is uncertain and may involve complex legal and factual issues. Consequently, the Company does not know whether any of its patent applications will result in the issuance of any further patents, or whether issued patents will provide significant proprietary protection or will not be circumvented or invalidated. Epoch cannot be certain that it was the first creator of inventions covered by pending patent applications or that it was the first to file patent applications for such inventions, largely because patent applications in the U.S. are maintained in secrecy until patents issue, and because publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months. Moreover, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of inventions, which could result in substantial costs to the Company. There can be no assurance that the Company's patent applications will result in further issued patents or that such issued patents will offer protection against competitors with similar technology. Additionally, there can be no assurance that any manufacture, use or sale of the Company's technology or products will not infringe on patents or proprietary rights of others, and the Company may be unable to obtain licenses or other rights to these other technologies that may be required for commercialization of the Company's proposed products.

            Epoch requires its employees, consultants and advisors to execute confidentiality agreements upon the commencement of an employment or consulting relationship with the Company. Each agreement provides that all confidential information developed or made known to the individual during the course of the relationship will be kept confidential and not disclosed to third parties except in specified circumstances. In the case of employees, the agreements provide that all inventions conceived by an individual shall be the exclusive property of the Company, other than inventions unrelated to the Company's business and developed entirely on the employee's own time. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for misappropriation of the Company's trade secrets in the event of unauthorized use or disclosure of such information.

COMPETITION

            If successfully developed, the Company's therapeutic products will compete with existing therapies for market share. In addition, a number of companies are pursuing the development of gene therapy products, some of which include oligonucleotide technology. The Company competes with fully integrated pharmaceutical companies, most of which have more experience, financial and other resources and superior expertise in research and development, manufacturing, testing, obtaining regulatory approvals, marketing and distribution. Smaller biotechnology companies may also prove to be significant competitors, particularly through their collaborative arrangements with large pharmaceutical companies or academic institutions. Many of the Company's competitors are significantly more advanced in their research and development activities. The Company currently does not have any collaborative arrangements with large pharmaceutical companies. Furthermore, academic institutions, governmental agencies and other public and private research organizations have conducted and will continue to conduct research, seek patent protection and establish arrangements for commercializing products. Such products may compete directly with any products which may be offered by the Company.

            The Company expects that competition among any products approved for sale will be based, among other things, on product efficacy, safety, reliability, availability, price, patent position and sales, marketing and distribution capabilities.

GOVERNMENT REGULATION

            Manufacturers of therapeutic products are governed by the Food and Drug Administration ("FDA") regulations as well as regulations of state agencies and foreign countries. The testing, preparation of necessary applications, and subsequent FDA review of those applications is expensive and time-consuming. Failure to comply with applicable requirements can result in FDA refusal to approve products or in the revocation of approvals or clearances previously granted.

            The process of obtaining FDA approval for therapeutic products has historically been costly and time consuming. To obtain such approval, a company must first conduct pre-clinical studies in the laboratory and in animal models to evaluate the potential efficacy and the safety of a product. The results of these studies are submitted to the FDA as part of an Investigational New Drug
(IND) application, which must be approved before human clinical trials may commence. This pre-clinical stage can take several years to complete and there can be no assurance that such pre-clinical studies will be successful in securing FDA approval of the IND so that proposed clinical trials can commence. Following pre-clinical testing, clinical trials are conducted pursuant to the FDA-approved clinical protocol, typically in three sequential phases, although the phases may overlap. In Phase I, clinical trials are conducted with a small number of human subjects to determine the early safety profile, the pattern of drug distribution and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded indices of safety. In Phase III, large scale, multi-center comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The results of the clinical testing for a pharmaceutical product are submitted to the FDA in the form of a New Drug Application (NDA) for approval to commence commercial marketing. In addition, detailed manufacturing information is also included with each submission. In responding to an NDA, the FDA may grant marketing approval, request additional information or deny the application if the FDA determines that the application does not satisfy its regulatory approval criteria. The process of completing clinical testing usually takes a number of years and requires the expenditure of substantial resources. Additionally, the length of time it takes for the FDA to evaluate an application for marketing approval varies considerably as does the amount of pre-clinical and clinical data required to demonstrate the safety and efficacy of a specific product. Historically, the FDA has taken a minimum of two to four years to review drug applications after submission, although the length of the review period may vary widely depending upon the nature and indications of the proposed product. Also, the FDA will require post-market reporting, and may require surveillance programs to monitor the side effects of the drug product. There can be no assurance that any of the Company's potential products will be approved by the FDA or approved on a timely basis or that any approvals received will not subsequently be revoked. In addition, future regulations could affect the Company's operations or impose additional requirements before products are approved.

            In addition to obtaining FDA approval for each product, each manufacturing establishment for new drugs must be inspected and approved by the FDA. Among the conditions for such approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to the FDA's Good Manufacturing Practices ("GMP") regulations, which must be followed at all times. In complying with standards set forth in these regulations, manufacturers must continue to expend time, money and effort in the area of production and quality control to ensure full technical compliance.

            Therapeutic products that may be developed and sold by the Company outside the United States will be subject to regulation by the various countries in which they are to be distributed. In addition, products manufactured in the United States which have not yet been cleared for domestic distribution will require FDA approval in order to be exported to foreign countries for distribution there.

            In late 1992, legislation was enacted which imposed user fees on manufacturers of prescription drugs, antibiotic and biological products. Such fees will now be required for each application submitted for FDA review, with additional annual product and establishment fees being imposed as well. The revenues raised by these fees are earmarked specifically to increase the resources of the FDA, and by doing so to increase the speed with which the FDA reviews and approves drug and biological product marketing applications. By fiscal 1997, the user fee established by the legislation for an NDA will be $233,000, while the annual establishment fee will be $138,000. In addition, there are currently discussions about possibly raising the user fees to higher levels. The legislation enacted in late 1992 provides small companies (i.e., companies with fewer than 500 employees which are not currently marketing a prescription drug product) with a reduction in the initial application fee and contains limited provisions for fee waivers. The Company is unable to predict the impact of the current user fee legislation, as well as those changes in the law which are presently under discussion, upon its product development plans.

EMPLOYEES

            As of January 28, 1997, the Company had 24 full-time employees, of which 19 employees were devoted to research and development activities including regulatory and clinical affairs, and 5 were devoted to general and administrative activities. The Company believes it has been successful in attracting skilled employees with experience in the biomedical industry, although there can be no assurance that it will continue to do so in the future. None of the employees is covered by a collective bargaining agreement, and management considers relations with its employees to be good.

PROPERTIES

            The Company's principal administrative offices, research laboratories and reagent manufacturing facilities are located in Bothell, Washington, where the Company leases and occupies approximately 21,500 square feet, pursuant to a lease which expires in November 1997. The Company believes its facilities are adequate for its current administrative and research and development activities.

LEGAL PROCEEDINGS

            The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

            The directors and nominees for election as a director and executive officers of the Company are as follows:

NAME                                      AGE         POSITION
----                                      ---         --------
Fred Craves, Ph.D.                        51          Chairman of the Board of Directors and
                                                      Chief Executive Officer
Sanford S. Zweifach                       40          President, Therapeutics, Chief Financial
                                                      Officer and a Director
Rich B. Meyer, Ph.D.                      52          Vice President, Research and Development
                                                      Chief Scientific Officer
Kenneth L. Melmon, M.D.                   62          Director
Richard C. Dunning                        51          Director

            Dr. Craves joined the Company as Chairman of the Board of Directors in July 1993 and became Chief Executive Officer in April 1994. Since January 1994, Dr. Craves has been a principal of the consulting firm, Burrill & Craves. From January 1991 to May 1993, he was President and Chief Executive Officer of Berlex Biosciences, a division of Schering A.G., and Vice President of Berlex Laboratories, Inc., the U.S. subsidiary of Schering A.G. From 1981 to 1982, Dr. Craves was Chief Executive Officer and, from 1982 to June 1990, was Chairman, Chief Executive Officer and President of Codon, a biotechnology company. Following Codon's acquisition by Schering A.G., Dr. Craves was President and Chief Executive Officer of Codon from June 1990 to December 1990. From 1981 to 1983, Dr. Craves was also a co-founder and director of Creative Biomolecules. From 1979 to 1981, he was a sales and marketing representative for Millipore Corporation. Dr. Craves received his Ph.D. in Pharmacology and Experimental Toxicology from the University of California, San Francisco. Dr. Craves is also Chairman of the Board of Directors of NeoRx Corporation and a director of InCyte Pharmaceuticals, Inc.

            Mr. Zweifach joined the Company in January 1995 as President-Therapeutics and Chief Financial Officer. Mr. Zweifach is a principal of The Olmstead Group, L.L.C., a merchant banking firm. Mr. Zweifach served as a director of the Company from July 1994 to September 1994. Mr. Zweifach was a Managing Director of D. Blech & Co. from 1991 to September 1994, and prior to 1991, he was a Vice President of J.S. Frelinghuysen & Co., Inc., a risk capital and merchant banking firm. He is a Certified Public Accountant and holds an M.S. in Human Physiology from the University of California, Davis.

            Dr. Meyer joined Epoch in October 1986 as Director of Nucleic Acid Chemistry. He has been Vice President, Research and Development, Therapeutics of the Company since August 1991 and was appointed Chief Scientific Officer in June 1993. From 1985 to 1986, Dr. Meyer was a group leader at the Nucleic Acid Research Institute, a joint venture of ICN Pharmaceuticals, Inc. and Eastman Kodak Company. From 1980 to 1985 he was Associate Professor of Medicinal Chemistry and in 1985, Acting Associate Dean for Research of the Graduate School at Washington State University. From 1975 to

1980, he was Assistant Professor in the Department of Pharmaceutical Chemistry at the University of California, San Francisco. Dr. Meyer received his Ph.D. in Chemistry from the University of California, Santa Barbara.

            Dr. Melmon has been a Director of the Company since November 1991. Dr. Melmon is Professor of Medicine at Stanford University School of Medicine, where he joined the faculty in 1978. He was previously on the faculty at the University of California, San Francisco, specializing in clinical pharmacology. He is a member of the Institute of Medicine-National Academy of Sciences, and a past president of the American Federation for Clinical Research and the American Association of Clinical Investigation. He holds an M.D. from the University of California Medical Center. He is also on the Board of Directors of ImmuLogic Pharmaceutical Corporation.

            Mr. Dunning became a Director of the Company effective as of October 30, 1996. Since April 1996, Mr. Dunning has served as the President and Chief Executive Officer of VIMRx Pharmaceuticals, Inc. From 1991 to April 1996, Mr. Dunning served as Executive Vice President and Chief Financial Officer of the DuPont Merck Pharmaceutical Company.

            Dr. Craves and Mr. Zweifach are also employed by other entities and, although they devote a substantial portion of their time to the Company, they also devote a portion of their time to their positions at the other entities. Both Dr. Craves and Mr. Zweifach have been engaged by the Company pursuant to Consulting Agreements.

EXECUTIVE COMPENSATION

            The following table sets forth summary information concerning compensation paid or accrued by the Company for services rendered during the fiscal years ended December 31, 1995 and December 31, 1994 (the Company did not become a reporting Company pursuant to Section 13(a) of the Securities Exchange Act of 1934 until October 1993), to the Company's Chief Executive Officer as of December 31, 1995, and the Company's three other most highly compensated executive officers as of December 31, 1995:

                           Summary Compensation Table

                                                                                            Long Term
                                                                                          Compensation
                                                                                             Awards
                                            Annual Compensation                            Securities
                Name and                                                 Other Annual      Underlying      All Other
           Principal Position        Year   Salary($)(1)    Bonus($)    Compensation($)    Options(#)    Compensation
          -------------------        ----   ------------------------    ---------------    ----------    ------------
Fred Craves                         1995    $100,000       $    --       $  --                    --       $    --
  Chief Executive Officer(2)        1994     100,000(3)         --          --                    --            --
Sanford S. Zweifach                 1995     126,750        21,871          --                    --            --
 President and
 Chief Financial Officer

Allan G. Cochrane                   1995     160,006         6,667          --                     --           --
  President, Chief Operating        1994     160,006        15,750          --              120,000(5)          --
  Officer and President--
  Diagnostics(4)

Rich B. Meyer, Jr.                  1995     135,000         5,625          --                     --           --
 Vice President, Research           1994     135,000            --          --              119,999(5)      4,765(6)
 and Development

(1) Includes amounts deferred during 1994 and 1995 under the Company's 401(k) employee savings and retirement plan. To date, the Company has not made any matching contributions under that plan.
(2)  Dr. Craves became Chief Executive Officer in April 1994.
(3)  Includes amounts deferred during 1994.
(4) Mr. Cochrane served as President and Chief Operating Officer from June 1993 until January 1995.
(5) The reported grant reflects the repricing of existing options to purchase the number of shares of Common Stock indicated.
(6) Represents the cancellation of indebtedness owed by Dr. Meyer to the Company.

OPTION MATTERS

            Option Grants. No options were granted to any of the Company's executive officers during the fiscal year ended December 31, 1995.

            Option Exercises. None of the Company's executive officers exercised options during the fiscal year ended December 31, 1995.

EMPLOYMENT AND SEVERANCE AGREEMENTS

            Employment Agreements. Effective August 30, 1994, the Company entered into one-year employment agreements with all of the executive officers of the Company, except Dr. Craves and Mr.

Zweifach. Upon termination of an executive's services for reasons other than cause during the one-year term, the executive will be entitled to either notice or severance pay at the executive's then current salary, equal to the greater of the balance of the one-year term or six months, subject to reduction in certain circumstances. In the event of death or disability during the one-year term, the executive will be entitled to six months salary (less any amounts received from disability insurance). In addition, upon termination, the executives are subject to a five-year non-disclosure obligation and a six-month non-competition obligation. The contracts have been extended to December 31, 1997.

            Consulting Agreements. In July 1993, the Company entered into a one-year consulting agreement with Dr. Craves under which he received $100,000 per year for his services. This is the amount reflected as salary in the Summary Compensation Table. The Company has extended the term of Dr. Craves' consulting agreement for an additional term. The current extension runs to December 31, 1997.

            In January 1995, the Company entered into a three-month consulting agreement with Mr. Zweifach under which he received a monthly payment of $11,250. This is the amount reflected as salary in the Summary Compensation Table. The Company has extended the term of the contract to run through December 31, 1997.

            Drs. Melmon and Page also serve as consultants to the Company and as members of the Company's Scientific Advisory Board and receive compensation in those capacities.

DIRECTORS' COMPENSATION

            The Company pays all non-employee directors a fee of $1,000 for each Board of Directors meeting attended in person. In July 1993, the Company adopted a Non-Employee Directors Option Plan (the "Directors Plan") pursuant to which the Company granted each non-employee director (except Dr. Craves) a fully-vested 10-year option to purchase 10,000 shares of Common Stock at an exercise price of $4.00 per share. In addition, upon each anniversary of the inception of the Directors Plan each non-employee director will receive fully-vested 10-year options to purchase 5,000 shares of Common Stock at the then current fair market value. Non-employee directors who subsequently join the Board of Directors will receive, upon each anniversary of joining the Board of Directors, fully-vested 10-year options to purchase 5,000 shares of Common Stock at the then current fair market value. In April 1995 Mr. Sessler's options were extended from April 30, 1995 to July 31, 1995. None of these options were exercised before their expiration.

                              CERTAIN TRANSACTIONS

            In September 1993, the Company concluded its Initial Public Offering of 2,500,000 shares of Common Stock and 2,875,000 Warrants. D. Blech & Company, Incorporated acted as one of the two underwriters for the offering. In connection with the offering, the Company sold to D. Blech & Company, Incorporated and certain of its affiliates options to purchase up to 250,000 shares of Common Stock and/or 250,000 Warrants (the "Purchase Options") at a price of $.001 per option. The Purchase Options are exercisable for shares of Common Stock and/or warrants for a period of two years, commencing September 29, 1996, at an initial exercise price equal to 160% of the Initial Public Offering price per share of Common Stock or Warrant, $10.40 and $.16, respectively. The Warrants underlying the Purchase Options are identical in all respects to the Warrants issued to the public, except that while the Warrants are held by the initial issuers, or certain transferees of such issuers, they are not redeemable by the Company under any circumstances. On January 27, 1995, D. Blech & Company, Incorporated and its principal, Mr. David Blech, transferred 789,900 shares of Common Stock and Warrants to purchase 1,154,899 shares of Common Stock to Biotechnology Investment Group, L.L.C., a Delaware limited liability company ("BIG"), in exchange for Class C Units in BIG. D. Blech & Company, Incorporated and David Blech subsequently transferred such Class C Units in BIG. The Warrants transferred to BIG have registration rights, which were also transferred to BIG, with respect to the shares of Common Stock issuable upon exercise of such warrants.

            In October 1994, the Company raised $1,200,000 in gross proceeds from a private placement of debt and warrants. In the private placement, Grace Brothers, Ltd., and two other stockholders of the Company, received notes from the Company, which bear interest at the rate of 10% per annum, as well as 5-year warrants to purchase an aggregate of 2,400,000 shares of the Company's Common Stock at an exercise price of $.50 per share. In May 1995, in connection with the extension of these notes to March 31, 1996, the exercise price of such warrants was reduced to $0.30 resulting in a discount on notes payable of $480,000. In June 1996, the notes were paid in full. Warrants held by Grace Brothers, Ltd., for 2,000,000 shares and warrants held by another holder for 200,000 shares were exercised in June 1996. The remaining warrants can be exercised through October 1999 and have an exercise price of $0.30 per share.

            In June 1994 the Company authorized the issuance of 5-year warrants to purchase 150,000 shares of Common Stock at an exercise price of $3.875 per share to Burrill & Craves, a consulting firm of which Dr. Craves is a principal. Such warrants were issued in connection with Dr. Craves' acceptance of the position of interim Chief Executive Officer for the Company. Pursuant to the terms of these warrants, Burrill & Craves has registration rights with respect to the shares of Common Stock issuable upon exercise of such warrants.

            In December 1994, the Company authorized the issuance of 5-year warrants to purchase 150,000 shares of Common Stock at an exercise price of $0.50 per share to Burrill & Craves, a consulting firm of which Dr. Craves is a principal. Such warrants are to be issued to Burrill & Craves in connection with the renewal of Dr. Craves' Consulting Agreement with the Company. Pursuant to the terms of these warrants, Burrill & Craves shall have registration rights with respect to the shares of Common Stock issuable upon exercise of such warrants.

            On January 16, 1996 the Company issued five year warrants to purchase 250,000 shares of Common Stock to Burrill & Craves and 345,000 shares of Common Stock to the Olmsted Group, L.L.C., a merchant banking firm of which Mr. Zweifach is a principal, at an exercise price of $0.50 per share, in consideration for the services performed by Burrill & Craves and The Olmsted Group, L.L.C., respectively, in connection with the sale of the Corporation's diagnostics division to Becton and other corporate matters. The warrants vest as follows: (i) 33 1/3% at issuance; (ii) 33 1/3% upon the earlier of (1) June 30, 1997, or (2) the date on which the Corporation enters into an agreement with a corporate partner; and (iii) 33 1/3% on January 1, 1999. All such warrants shall vest, to the extent not already vested, upon a change of control.

            In connection with the June 1996 Private Placement, pursuant to an agreement with its financial advisor, David Blech, the Company paid fees of $350,000 to Mr. Blech. In addition, the Company cancelled fifty percent (50%) of the obligations of Mr. Blech arising in connection with the transactions involving Ribonetics, including the "put" rights contained in an agreement dated December 1,

1993 between the Company and Mr. Blech. The aggregate amount cancelled was $1,635,588. The balance is accruing interest at the minimum applicable federal rate. As the obligation had been fully reserved, and the remaining balance is fully reserved, neither the cancellation nor the remaining obligation is reflected in the Company's financial statements. The Company also issued to Mr. Blech five year warrants to purchase 500,000 shares of Common Stock at $1.00 per share. The warrants are not exercisable for one year and are held in escrow by the Company until the balance of the Ribonetics debt is satisfied.

            The foregoing transactions were made on terms no less favorable to the Company than those available from unaffiliated third parties. All future transactions with affiliated persons, if any, will also be on terms no less favorable to the Company than those available from unaffiliated parties, and shall be approved by a majority of independent outside members of the Company's board of directors who do not have an interest in the transactions.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

            The by-laws of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, by-laws and the Delaware General Corporation Law (the "DGCL"), the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

            Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The Company's Certificate of Incorporation includes such a provision. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth as of January 28, 1997 certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

                                                         Number of Shares
                                                           Beneficially            Percentage of
Name and Address                                             Owned (1)          Outstanding Shares
----------------                                         ----------------       ------------------
Grace Brothers Ltd.                                           3,695,193                25.1%
  1000 W. Diversey Parkway
  Chicago, Illinois  60614

Entities and Persons affiliated with
  Biotechnology Investment Group, L.L.C.(2)                   2,644,018                16.5%
  c/o Schroeder Venture Advisers, Inc.
  1055 Washington Boulevard
  Stamford, Connecticut  06901

VIMRx Pharmaceuticals, Inc.(3)                                1,357,143                 8.7%
  2751 Centerville Road, Suite 210
  Little Falls II
  Wilmington, Delaware  19808

The Edward Blech Trust(4)                                     1,050,000                 7.0%
  c/o Rabbi Mordechai Jofen
  418 Avenue I
  Brooklyn, New York 11230

United Equities Commodities Company(5)                          750,000                 5.0%
  c/o Phillippe D. Katz
  160 Broadway
  New York, New York 10038

Fred Craves(6)                                                  558,325                 3.7%

Kenneth L. Melmon(7)                                             69,532                   *

Rich B. Meyer, Jr., Ph.D.(8)                                    165,791                 1.1%

Sanford Zweifach(9)                                                   0                   *

Richard C. Dunning(10)                                                0                   *

All executive officers and directors
  as a group (6 persons) (11)                                   793,648                 5.2%

------------------
  *  Less than one percent

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock.

(2) Biotechnology Investment Group, L.L.C. ("BIG") is a limited liability company which invests in and otherwise deals with securities of biotechnology and other companies. The members of BIG are (i) the managing member, Collinson Howe Venture Partners, Inc. ("CHVP"), an investment management firm of which Jeffrey J. Collinson is President, sole director and majority stockholder and Timothy F. Howe is a Vice President and a stockholder, (ii) The Edward Blech Trust ("EBT"), a trust for the benefit of the minor child of David Blech, a financial advisor to the Company, and (iii) Wilmington Trust Company ("WTC"), as voting trustee under a voting trust agreement (the "Voting Trust Agreement"), among WTC, BIG and BIO Holdings, L.L.C. ("Holdings"). The managing member of BIG is CHVP. Each of Citibank, N.A. ("Citibank") and Holdings has the right pursuant to the Voting Trust Agreement to direct the actions of WTC as a member of BIG. WTC, as the member holding a majority interest in Holdings, has the right to direct the actions of Holdings under the Voting Trust Agreement. Citibank, pursuant to a separate voting trust agreement among WTC, David Blech and Holdings, has the right to direct the actions of WTC as a member of Holdings with respect to the rights of Holdings under the Voting Trust Agreement. By virtue of their status as members of BIG, each of CHVP and EBT may be deemed the beneficial owner of all shares held of record by BIG (the "Biotechnology Group Shares"). By virtue of his status as the majority owner and controlling person of CHVP, Jeffrey J. Collinson may also be deemed the beneficial owner of the Biotechnology Group Shares. Each of CHVP, EBT and Jeffrey J. Collinson disclaims beneficial ownership of any Biotechnology Group Shares except to the extent, if any, of such person's actual pecuniary interest therein. Such shares include 1,374,118 shares subject to warrants exercisable within 60 days.

(3)  Includes 900,000 shares subject to warrants exercisable within 60 days.

(4)  Includes 350,000 shares subject to warrants exercisable within 60 days.

(5)  Includes 250,000 shares subject to warrants exercisable within 60 days.

(6) Includes 504,462 shares subject to warrants and options exercisable within 60 days, including warrants to purchase 383,325 shares which are held by Burrill & Craves, of which Fred Craves is a general partner. Fred Craves disclaims beneficial ownership of such warrants and the shares underlying such warrants except to the extent of his pecuniary interest in Burrill & Craves.

(7) Includes 60,435 shares subject to warrants and options exercisable within 60 days.

(8)  Includes 117,159 shares subject to options exercisable within 60 days.

(9) Excludes 115,000 shares subject to warrants exercisable within 60 days which are held by The Olmstead Group, of which Mr. Zweifach is an employee. Mr. Zweifach disclaims beneficial ownership of such warrants and the shares underlying such warrants.

(10) Excludes 1,375,143 shares of Common Stock and 900,000 shares subject to warrants exercisable within 60 days which are held by VIMRx
     Pharmaceuticals, Inc. Mr. Dunning is the President and Chief Executive Officer of VIMRx Pharmaceuticals, Inc. and disclaims beneficial ownership of all such shares.

(11) Includes directors' and executive officers' shares listed above, including 664,997 shares subject to warrants and options exercisable within 60 days. Excludes 1,357,143 shares of Common Stock and 900,000 shares subject to warrants exercisable within 60 days which are held by VIMRx Pharmaceuticals, Inc. and 115,000 shares held by The Olmstead Group - see footnotes (3), (9) and (10).

                            DESCRIPTION OF SECURITIES

GENERAL

            The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share, with such rights as the Board may determine.
As of January 28, 1997, there were 14,723,856 shares of Common Stock outstanding held of record by 218 stockholders, and 2,875,000 Public Warrants, held of record by 23 Public Warrant holders. There are no shares of Preferred Stock outstanding.

COMMON STOCK

            The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine. Each stockholder is entitled to one vote for each share of Common Stock held and there is no cumulative voting in the election of directors. The Common Stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of other claims of creditors. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

            The Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock, $0.01 par value, and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company has no present plans to issue shares of Preferred Stock.

PUBLIC WARRANTS

            The public warrants (the "Public Warrants") were issued pursuant to an agreement, dated as of September 29, 1993 and amended June 21, 1996 (the "Warrant Agreement"), between the Company and American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"). The following discussion of the material terms and provisions of the Public Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.
                                       39

            Each Public Warrant entitles the holder to purchase at any time until September 29, 1998, one share of Common Stock at an exercise price of $6.50, subject to certain adjustments. In June 1996, the Company announced that it intends to exchange for every two Public Warrants, one new warrant to purchase one share of the Company's Common Stock with a term of five years that is exercisable at $2.50 per share ("Exchange Warrant"). The exercise price of the Public Warrants and the number of shares of Common Stock underlying such Public Warrants are subject to adjustment for stock splits, stock dividends and similar events. The Public Warrants do not contain anti-dilution provisions relating to issuances or sales of Common Stock at prices below the exercise price or the then prevailing market price of the Common Stock. The Public Warrants may be exercised in whole or in part.

            The Company may redeem the Public Warrants, in whole but not in part, at the option of the Company upon not less than 30 days' nor more than 60 days' notice at a price of $.05 per warrant, providing the market price of the Company's Common Stock has been at least 140% of the then effective exercise price of the Public Warrants for 30 consecutive business days ending within 15 days of the date of the notice of redemption. For purposes of redemption of the Public Warrants, the market price of a share of Common Stock on any date is the last sale price (or highest reported bid price if the stock is not traded on a national securities exchange or the Nasdaq National Market) on such date.

            The Company presently anticipates that the Exchange Warrants would be redeemable, in whole but not in part, at the option of the Company upon not less than 30 days' nor more than 60 days' notice, at a price of $.05 per warrant, providing the market price of the Company's Common Stock would have been at least 140% of the then effective exercise price of the Exchange Warrants for 20 consecutive business days ending within 15 days of the date of the notice of redemption. For purposes of redemption of the Exchange Warrants, the market price of a share of Common Stock on any date would be the last sale price (or highest reported bid price if the stock is not traded on a national securities exchange or the Nasdaq National Market) on such date.

            The Company presently anticipates that, in the event the Company exercises its right to redeem the Exchange Warrants, such Exchange Warrants would be exercisable until the close of business on the date fixed for redemption in such notice. If any Exchange Warrant called for redemption is not exercised by such time, it would cease to be exercisable and the holder thereof would be entitled only to the redemption price.

            For a holder to exercise the Public Warrants, there must be a current registration statement in effect with the Commission and qualification with or approval from various state securities agencies with respect to the shares or other securities underlying the Public Warrants, or an opinion of counsel for the Company that there is an exemption from registration or qualification. As long as the Public Warrants remain outstanding and exercisable, the Company is required to maintain an effective registration statement with respect to the shares issuable on exercise of the Public Warrants. There can be no assurance, however, that such registration statement can be kept current. If a registration statement covering such shares of Common Stock is not kept current for any reason, or if the shares underlying the Public Warrants are not registered in the state in which a holder resides, the Public Warrants will not be exercisable and the value thereof will be impaired.

OTHER WARRANTS

            As of September 30, 1996, there were other warrants outstanding to purchase an aggregate of 4,825,023 shares of Common Stock at exercise prices ranging from $0.30 to $10.40 per share.

REGISTRATION RIGHTS

            The Company is obligated to keep the Registration Statement, of which this Prospectus is a part, effective until the earlier of June 21, 1999, or the date on which all shares may be sold without volume limitations under Rule 144. The Company is also obligated to maintain the effectiveness of its Registration Statement covering the 2,875,000 shares of Common Stock issuable upon exercise of the Public Warrants from September 29, 1994 to September 29, 1998, the period of their exercisability.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

            The stock transfer agent, registrar and warrant agent for the Common Stock and the Company's Warrants is American Stock Transfer & Trust Company.

                              SELLING STOCKHOLDERS

                                                               Shares Owned                                   Amount and
                                                              Before Offering                                 Percentage
                                                             (Including Shares        Shares Offered           of Shares
                                                               Issuable Upon            Pursuant to        Beneficially Owned
Selling Stockholder                                        Exercise of Warrants)  this Prospectus (1)        After Offering
-------------------                                        ---------------------  -------------------      ------------------
& Capital Partners, L.P.                                          375,000              375,000                         0
Laurie & Harold Alexander                                          37,500               37,500                         0
Armore Perpetuo, Inc.                                             150,000              150,000                         0
Michael Arnouse                                                   150,000              150,000                         0
Jeffrey Baron                                                      79,500               79,500                         0
Arnolda Barros                                                    150,000              150,000                         0
Edgar E. Barton, Jr.                                               37,500               37,500                         0
Batterson, Johnson &
   Wang Limited Partners                                          652,793              652,793                         0
                                                                                                                       0
Lamon Lynn Bennett                                                300,000              300,000                         0
Biotechnology Investment Group L.L.C.(2)                        2,664,018            1,697,618                   966,400
                                                                                                                    (6.0%)
David Blech(2)                                                    328,065              328,065                         0
The Edward Blech Trust(3)                                       1,050,000            1,050,000                         0
Francis F. Bodkin, Jr.                                             10,500               10,500                         0
Burrill & Craves                                                  383,325              383,325                         0
Frederick Chassman                                                 82,500               82,500                         0
James F. Clark                                                     75,000               75,000                         0
James L. Comazzi                                                   37,500               37,500                         0
Concept Mining, Inc.                                              150,000              150,000                         0
Cooley Godward Castro Huddleson & Tatum                            25,000               25,000                         0
John S. & Carol A. Dahne                                           37,500               37,500                         0
Theodore H. Friedman                                               75,000               75,000                         0
Frontier Charitable Remainder,
   Nicolas Madonia (Trustee)                                      420,000              420,000                         0
Corinna Fumazi                                                     37,500               37,500                         0
G & G Diagnostics L.P. III                                          4,313                4,313                         0
Thomas L. Garell                                                   37,500               37,500                         0
John G. Garell                                                     37,500               37,500                         0
The Gerbsman Family Trust, DTD                                          -
  12-4-90, Steven R. or Marlene
  Gerbsman, Trustees                                               37,500               37,500                         0
Joseph Giamanco                                                   150,000              150,000                         0
The Sidney Leo Goldfischer Revocable Living Trust                     410                  410                         0
Grace Brothers Ltd.                                             3,695,193            2,000,000                 1,695,193
                                                                                                                   (11.5%)
John P. Green, Jr.                                                 75,000               75,000
Helen Gurman                                                       75,000               75,000
Jason C. Hackett                                                   37,500               37,500
Herbert Helling                                                    14,104                4,104                    10,000*
Jerry Heymann                                                      75,000               75,000                         0
Billy B. & Lorraine S. Huff                                        37,500               37,500                         0
Eli David Jacobson                                                 52,500               52,500                         0
Karfunkel Family Foundation                                       150,000              150,000                         0
Gerald Korman                                                      37,500               37,500                         0
Paula Kramer                                                       37,500               37,500                         0
The Low Family Trust, U/T/A 3-21-82
  Thomas B. Low, Trustee                                          112,500              112,500                         0
Allan R. Lyons                                                     37,500               37,500                         0
Joseph D. McKeown                                                  37,500               37,500                         0
Kenneth L. Melmon(4)                                               69,532                1,001                    68,531*
Eric Miller                                                        37,500               37,500                         0
Tolof O. Nasby                                                     15,000               15,000                         0
The Olmsted Group, L.L.C.(5)                                      115,000              115,000                         0
Olympic Venture Partners II                                         6,684                6,684                         0
OVP II Advisors Fund                                                  125                  125                         0
Rainier Venture Partners                                            6,532                6,532                         0
The Ridge Land Company                                            150,000              150,000                         0
David Mark Rozen                                                  337,500              337,500                         0
RVP Advisors Fund                                                      66                   66                         0
Frank J. Schultheis                                                75,000               75,000                         0
Sanderling Ventures Limited, L.P.                                 100,000              100,000                         0
Sanderling Ventures Partners II, L.P.                             100,414              100,000                       414*
Schroeder International Trust Company
  Limited, as trustee of Schroder UK Venture
  Fund III Trust                                                   57,459               57,459                         0
Smith Barney, New York                                             37,500               37,500                         0
Glenn S. Stanley                                                   37,500               37,500                         0
Joseph L. Stanley                                                  37,500               37,500                         0
Stuart G. Stanley                                                  37,500               37,500                         0
Michael Stelfman                                                   37,500               37,500                         0
Richard B. Stone                                                   78,053               78,053                         0
Richard Sullivan                                                   37,500               37,500                         0
Robert N. Swetnick                                                 75,000               75,000                         0
United Equities Commodities Company                               750,000              750,000                         0
Susan Jane Walker                                                 112,500              112,500                         0
Raymond Zabel, Jr                                                  37,500               37,500                         0
Larry Zalk                                                         75,000               75,000                         0
L. David Engel, D.D.S., Ph.D                                        1,198                1,075                       123*
                                                               ----------           ----------                 ---------
TOTAL:                                                         14,437,284           11,696,623                 2,740,661
                                                               ==========           ==========                 =========

---------------
* Less than one percent

(1)  Includes up to 3,515,865 shares issuable upon exercise of warrants.

(2) David Blech acts as a financial advisor to the Company and acted as placement agent for the Private Placement. See "Certain Transactions."

(3)  See "Security Ownership of Certain Beneficial Owners and Management."

(4) See "Management" and "Security Ownership of Certain Beneficial Owners and Management."

(5) Sanford Zweifach, President and Chief Financial Officer and a Director of the Company, is an employee of the Olmsted Group, L.L.C.

                              PLAN OF DISTRIBUTION

            The Company has been advised by each Selling Stockholder that the Selling Stockholder may sell its Shares from time to time in transactions on the OTC Bulletin Board, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom the broker-dealer may act as an agent or to whom they may sell the Shares as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

            The Selling Stockholders and broker-dealers who act in connection with the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and profits on any resale of the Shares as a principal may be deemed to be underwriting discounts and commissions under the Securities Act.

                                  LEGAL MATTERS

            The validity of the Shares offered hereby will be passed upon for the Company by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                     EXPERTS

            The financial statements of Epoch Pharmaceuticals, Inc. as of December 31, 1995 and for each of the years in the two-year period ended December 31, 1995 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accounts, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

            The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for marketable debt and equity securities effective January 1, 1994.

            The report of KPMG Peat Marwick LLP dated February 29, 1996 contains an explanatory paragraph that states that the Company has suffered recurring losses from continuing operations which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                           EPOCH PHARMACEUTICALS, INC.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                   Page Number
                                                                                                   -----------
Independent Auditors' Report......................................................................     F-2

        Item 1. Financial Statements

                    Balance Sheets as of December 31, 1995
                    and September 30, 1996 (unaudited)............................................     F-3

                    Statements of Operations for the years ended December 31, 1994 and 1995 and for the nine months ended
                    September 30, 1995 (unaudited) and 1996 (unaudited)...........................     F-4

                    Statements of Stockholders' Equity (Deficit)
                    for the years ended December 31, 1994 and 1995................................     F-5

                    Statements of Cash Flows  for the years ended December 31, 1994 and 1995 and for the nine months ended
                    September 30, 1995 (unaudited) and 1996 (unaudited) ..........................     F-6

                    Notes to Financial Statements.................................................     F-7

INDEPENDENT AUDITORS' REPORT

-------------------------------------------------------------------------------



The Board of Directors and Stockholders
Epoch Pharmaceuticals, Inc.

We have audited the accompanying balance sheet of Epoch Pharmaceuticals, Inc. (formerly MicroProbe Corporation) as of December 31, 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Epoch Pharmaceuticals, Inc. as of December 31, 1995, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in note 1 to the financial statements, the Company changed its method of accounting for marketable debt and equity securities effective January 1, 1994.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 13 to the financial statements, the Company has suffered recurring losses from continuing operations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



KPMG Peat Marwick LLP
Seattle, Washington
February 29, 1996

                           EPOCH PHARMACEUTICALS, INC.

                                 BALANCE SHEETS

                                                                      DECEMBER 31,      SEPTEMBER 30,
                                                                         1995              1996
                                                                      ------------      -------------
                                                                                         (UNAUDITED)
                                     ASSETS
Current assets:
  Cash and cash equivalents .................................       $  3,739,144        $  4,907,165
  Receivables ...............................................            147,975              37,900
  Prepaid expenses ..........................................             52,968              58,767
                                                                    ------------        ------------

               Total current assets .........................          3,940,087           5,003,832

Equipment and leasehold improvements, net ...................            350,045             253,403

Other assets ................................................             39,363              21,150
                                                                    ------------        ------------

               Total assets .................................       $  4,329,495        $  5,278,385
                                                                    ============        ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable .............................................       $  1,217,994        $     13,783
  Accounts payable ..........................................            341,899             209,512
  Accrued liabilities .......................................            361,664             237,916
  Accrued litigation costs ..................................            250,000                  --
                                                                    ------------        ------------

               Total current liabilities ....................          2,171,557             461,211
                                                                    ------------        ------------

Stockholders' equity:
  Common stock, par value $.01; authorized 20,000,000 shares,
      issued and outstanding 7,023,400 and 14,246,713 shares              70,234             142,667
  Additional paid-in capital ................................         46,860,059          52,097,120
  Deferred compensation .....................................            (99,512)            (54,870)
  Accumulated deficit .......................................        (44,672,843)        (47,367,743)
                                                                    ------------        ------------

               Total stockholders' equity ...................          2,157,938           4,817,714
                                                                    ------------        ------------

               Total liabilities and stockholders' equity ...       $  4,329,495        $  5,278,385
                                                                    ============        ============

                 See accompanying notes to financial statements.

                           EPOCH PHARMACEUTICALS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                                 NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                         -----------------------               -------------------------
                                                         1994               1995               1995               1996
                                                         ----               ----               ----               ----
                                                                                                     (UNAUDITED)
Research contract revenue ...................       $    101,162        $    93,197        $        --        $        --

Operating  expenses:
     Research and development ...............          4,475,062          1,442,957            840,036          1,511,262
     Purchase of in-process research
          and development ...................         (2,321,267)                --                 --                 --
     Selling, general and administrative ....          1,691,847          1,220,843          1,260,323            910,363
     Cost of litigation .....................            100,000                 --                 --                 --
                                                    ------------        -----------        -----------        -----------
          Total operating expenses ..........          3,945,642          2,663,800          2,100,359          2,421,625
                                                    ------------        -----------        -----------        -----------

          Operating loss ....................         (3,844,480)        (2,570,603)        (2,100,359)        (2,421,625)

Other income (expense):
     Interest income ........................            120,219             15,609             10,398            126,546
     Interest and financing expense .........            (99,242)          (488,191)          (385,183)          (181,787)
     Other income ...........................             79,000            329,600              9,800             15,601
                                                    ------------        -----------        -----------        -----------
          Loss from continuing operations ...         (3,744,503)        (2,713,585)        (2,465,344)        (2,461,265)

Discontinued operations:
     Income (loss) from operations of
          Diagnostics Division ..............         (6,348,342)           586,372            733,783           (233,635)

     Gain on disposal of Diagnostics Division                 --          8,785,712                 --                 --
                                                    ------------        -----------        -----------        -----------

         Net income (loss) ..................       $(10,092,845)       $ 6,658,499        $(1,731,561)       $(2,694,900)
                                                    ============        ===========        ===========        ===========

Loss per share from continuing operations ...       $      (0.53)       $     (0.38)       $     (0.35)       $     (0.26)

Income (loss) per share from discontinued
      operations ............................       $      (0.91)       $      1.31        $      0.10        $     (0.02)
                                                    ------------        -----------        -----------        -----------

Net income (loss) per share .................       $      (1.44)       $      0.93        $     (0.25)       $     (0.28)
                                                    ============        ===========        ===========        ===========

Weighted average common and common
      equivalent shares outstanding .........          6,988,319          7,155,322          7,014,394          9,700,692

                           EPOCH PHARMACEUTICALS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



                                                             Common Stock
                                                        --------------------------          Additional         Deferred
                                                        Shares              Amount        Paid-In Capital     Compensation
                                                        ------              ------        ---------------     ------------
Balance at December 31, 1993.......................   6,931,882             $69,319         $46,312,964        $(304,055)

Private issuance of warrants for cash.............                                                  220

Exercise of stock options.........................       73,005                 730             168,631

Exercise of warrants..............................          374                   4

Forfeiture of compensatory stock options..........                                              (57,000)          24,667

Amortization of deferred compensation.............                                                                89,750

Net loss for the year ended December 31, 1994.....
                                                      ---------             -------         -----------        ---------
Balance at December 31, 1994......................    7,005,261             $70,053         $46,424,815        $(189,638)
                                                      =========             =======         ===========        =========

Exercise of stock options.........................       18,139                 181               5,244

Warrant price adjustment..........................                                              480,000

Forfeiture of compensatory stock options..........                                              (50,000)          38,281

Amortization of deferred compensation.............                                                                51,845

Net income for the year ended December 31, 1995...
                                                      ---------             -------         -----------        ---------
Balance at December 31, 1995......................    7,023,400             $70,234         $46,860,059        $ (99,512)
                                                      =========             =======         ===========        =========


                                                    Accumulated       Total Stockholders
                                                       Deficit         Equity (Deficit)
                                                       --------        ---------------
Balance at December 31, 1993......................  $(41,238,497)      $  4,839,731

Private issuance of warrants for cash.............                              220

Exercise of stock options.........................                          169,361

Exercise of warrants..............................                                4

Forfeiture of compensatory stock options..........                          (32,333)

Amortization of deferred compensation.............                           89,750

Net loss for the year ended December 31, 1994.....   (10,092,845)       (10,092,845)
                                                    ------------       ------------
Balance at December 31, 1994......................  $(51,331,342)      $ (5,026,112)
                                                    ============       ============

Exercise of stock options.........................                             5,425

Warrant price adjustment..........................                           480,000

Forfeiture of compensatory stock options..........                           (11,719)

Amortization of deferred compensation.............                            51,845

Net income for the year ended December 31, 1995...     6,658,499           6,658,499
                                                    ------------        ------------
Balance at December 31, 1995......................  $(44,672,843)       $  2,157,938
                                                    ============        ============


                See accompanying notes to financial statements.

                           EPOCH PHARMACEUTICALS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                            YEAR ENDED                 NINE MONTHS ENDED
                                                                           DECEMBER 31,                   SEPTEMBER 30,
                                                                   -----------------------------    ---------------------------
                                                                       1994             1995           1995            1996
                                                                   ------------     -----------     -----------     -----------

Cash flows from operating activities:
    Net income (loss) .........................................    $(10,092,845)    $ 6,658,499     $(1,731,561)    $(2,694,900)
    Adjustments to reconcile net income (loss) to net cash
       used in operating activities:
    Continuing operations:
        Depreciation and amortization .........................         254,493         290,032         192,985         148,871
        Amortization of discount on notes payable .............              --         357,674         219,685         122,326
        Other .................................................              --              --          29,315              --
        (Gain) loss on disposal of assets .....................         138,074         (53,260)             --              --
        Note payable forgiven in settlement of obligation .....              --        (300,000)             --              --
        Interest capitalized to notes payable .................              --         119,201              --              --
        Acquired in-process research and development ..........      (2,321,267)             --              --              --
        Net liabilities of Ribonetics credited to R&D .........        (285,825)             --              --              --
        Changes in operating assets and liabilities:
               Accounts receivable ............................              --              --          (5,000)          1,627
               Inventories ....................................         577,427              --              --              --
               Other assets ...................................         101,537          39,144          20,355          12,414
               Accounts payable and accrued liabilities .......         883,748      (1,108,657)       (613,341)       (447,990)
               Other current liabilities ......................         120,814              --              --            (625)
    Discontinued operations:
        Gain on sale of discontinued operations ...............              --      (8,785,712)             --              --
        Changes in current assets and current liabilities .....        (205,054)     (1,902,723)        553,922          95,577
        Decrease in net noncurrent assets
               in excess of noncurrent liabilities ............         104,274          77,931          63,762              --
                                                                   ------------     -----------     -----------     -----------
        Net cash used in operating activities .................     (10,724,624)     (4,607,871)     (1,269,878)     (2,762,700)
                                                                   ------------     -----------     -----------     -----------
    Cash flows from investing activities:
        Acquisition of equipment & leasehold improvements .....        (964,785)         (5,972)         (4,472)        (52,229)
        Proceeds from disposal of assets ......................          32,725           1,585              --              --
        Purchases of marketable securities ....................      (6,606,807)             --              --              --
        Proceeds from sales of marketable securities ..........      15,472,889              --              --              --
        Proceeds from sale of net assets
               of discontinued operations .....................         977,091       8,510,000              --              --
                                                                   ------------     -----------     -----------     -----------
        Net cash provided by investing activities .............       8,911,113       8,505,613          (4,472)        (52,229)
                                                                   ------------     -----------     -----------     -----------
    Cash flows from financing activities:
        Net loan payments to bank .............................        (414,000)             --              --              --
        Proceeds from notes payable ...........................       1,640,000              --       2,250,000              --
        Principal payments on notes payable ...................         (16,120)       (160,553)       (158,251)     (1,326,537)
        Proceeds from sale of common stock ....................              --              --              --       4,632,500
        Principal payments on capital leases ..................         (93,433)        (13,454)        (13,454)             --
        Exercise of warrants and stock options ................         112,586           5,425           4,403         676,994
                                                                   ------------     -----------     -----------     -----------
        Net cash provided by (used in) financing activities ...       1,229,033        (168,582)      2,082,698       3,982,957
                                                                   ------------     -----------     -----------     -----------
    Net increase (decrease) in cash and cash equivalents ......        (584,478)      3,729,160         808,348       1,168,021
    Cash and cash equivalents at beginning of year ............         594,462           9,984           9,984       3,739,144
                                                                   ------------     -----------     -----------     -----------
    Cash and cash equivalents at end of year ..................    $      9,984     $ 3,739,144     $   818,332     $ 4,907,165
                                                                   ============     ===========     ===========     ===========
    Supplemental disclosure of cash flow information
        - cash payments made during the year for interest .....    $     22,645     $    26,542     $    16,502     $    80,665
                                                                   ============     ===========     ===========     ===========
    Supplemental disclosure of non-cash
        financing activity-discount on notes payable
        incurred on repricing of stock warrants ...............    $         --     $   480,000     $   480,000     $        --
                                                                   ============     ===========     ===========     ===========


                See accompanying notes to financial statements.

                           EPOCH PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

               Epoch Pharmaceuticals, Inc. ("Epoch" or "the Company"), formerly MicroProbe Corporation, was organized to develop, manufacture and market therapeutic and diagnostic products utilizing oligonucleotide technology. In November 1995, the Company sold its diagnostics assets to Becton, Dickinson and Company (see note 12). The Company's continuing activities are focused on the development of therapeutic technologies and products. The Company's revenues from continuing operations to date are primarily from Federal government and other research grants and contracts.

  Principles of Consolidation

               The statements of operations include the accounts of Ribonetics, GmbH ("Ribonetics") and Animal Biotechnology Cambridge, Ltd. ("ABC") through September 30, 1994 at which time the Company discontinued consolidating the accounts of Ribonetics and ABC (see note 2). As of December 31, 1994 the Company had no subsidiaries.

               In 1995, the Company disposed of its diagnostics division (see note 11). Accordingly, amounts related to the diagnostics division have been reported as a discontinued operation in all years presented.


  Equipment and Leasehold Improvements

               Equipment and leasehold improvements are stated at cost. Depreciation and amortization are provided on a straight-line basis over the shorter of the assets' estimated useful lives, generally three to five years, or the lease term.

  Revenue Recognition

               Research contract revenue is recognized as research and development activities are performed under the terms of related agreements.

Income Taxes

               Deferred income taxes are provided based on the estimated future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

               Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

Marketable Securities

               The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115), which the Company adopted on January 1, 1994. Under SFAS No. 115, the accounting methodology is based on the classification of marketable debt and equity securities into three categories: held to maturity, trading securities and available-for-sale. The realized loss in 1994 from sales of available-for-sale securities, using specific identification to determine the securities' cost, was $99,167.

 Per Share Data

               Income (loss) per share is calculated by dividing net income
(loss) by the weighted average number of common shares and dilutive common share equivalents outstanding. Common share equivalents include unexercised stock options and warrants. Common share equivalents are excluded from the calculation of net income (loss) per share in loss periods as such equivalents would be antidilutive.

Cash Equivalents

               All highly liquid investments with a maturity of three months or less at date of purchase are considered to be cash equivalents.

Use of Estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Statements

               In the opinion of the Company's management, the September 30, 1996 and 1995 unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation.

                           EPOCH PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


(2)  PURCHASE OF RIBONETICS

               In November 1993, pursuant to an agreement entered into among the Company, ABC and Ribonetics, (the "November Agreement") the Company agreed to acquire Ribonetics and certain assets of ABC (the "ABC Assets"), a shareholder of Ribonetics, in order to add complementary oligonucleotide technology for therapeutic applications. The aggregate amount payable for Ribonetics stock and the ABC Assets was $1,502,000 in cash and 515,817 shares of the Company's common stock. The cash portion of the purchase price was paid on execution of a preliminary agreement in December 1993. The shares of the Company's common stock valued at $2,321,267, and accrued as of December 31, 1993, was to be delivered at closing.

               The business combination was accounted for in 1993 as a purchase transaction, wherein the total cost of the purchase was allocated to the underlying net assets acquired on the basis of the relative fair market values on the date of acquisition. Based on the stage of Ribonetics' development, the nature of its business and absence of other identifiable intangible assets, the cost in excess of net assets acquired of $4,200,000 was considered acquired in-process research and development and, accordingly, was charged to research and development expense in 1993.

               During the period between December 1993 and September 1994, the Company advanced amounts totalling approximately $1,634,000 to both ABC and Ribonetics to fund the operating expenses of Ribonetics and ABC's Scion Health division and for the approved purchase of certain capital equipment necessary for the continued operations of such entities. Although the Company was not obligated to advance such sums under the November Agreement, it determined to do so to preserve its initial investment in the entities while the Company conducted its due diligence and the definitive agreements were being negotiated.

               On September 9, 1994, ABC provided the Company with notice of termination of the November Agreement. The Company refused to accept such termination on the grounds that the November Agreement did not provide ABC with the right to terminate the November Agreement. At such time, the Company also ceased advancing funds to cover the operating expenses of ABC's Scion Health division and Ribonetics. On September 27, 1994, the Company announced it exercised its put right by providing Mr. David Blech with written notice, under a December 1, 1993 agreement with Mr. Blech, a principal stockholder of the Company at the time such agreement was entered into (the "Blech Agreement"), that the Company intended to sell Epoch's interests in Ribonetics and the ABC Assets to Mr. Blech for the amount paid by Epoch for such interests. Mr. Blech failed to respond to the Company's notice and, following the expiration of the 90-day period specified in the Blech Agreement as the period in which a closing under the Blech Agreement was to occur, the Company deemed Mr. Blech to be in default of his obligations.

                           EPOCH PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


               In October 1994, in light of ABC's purported termination of the November Agreement and recognizing that neither ABC nor Mr. Herbert Stadler, who, together with ABC, owned all of the capital stock of Ribonetics, intended to close the transactions contemplated by the November Agreement, the Company notified ABC and Mr. Stadler of the Company's desire to commence discussions with regard to repayment to the Company of the cash portion of the purchase price and the amounts advanced by the Company from December 1993 through September 1994 to fund the operating expenses of Ribonetics and ABC's Scion Health division. The Company believes that VIMRx Pharmaceuticals, Inc., a biotechnology company located in Connecticut, has obtained an interest in Ribonetics.

               Because of the foregoing events, the Company discontinued including the accounts of Ribonetics and ABC in its financial statements in the fourth quarter of 1994. Accordingly, the Company reported the $285,825 of net liabilities of Ribonetics and ABC as a reduction of research and development expense and adjusted the acquired in-process research and development expense by $2,321,267, which represented the remaining purchase obligation accrued as of December 31, 1993.

               The Company has commenced discussions with VIMRx Pharmaceuticals, Inc. relating to the potential acquisition of the Company's previous equity interest in Ribonetics and with all other parties involved regarding the Ribonetics technology and is evaluating various alternatives to recover all funds provided by the Company in connection with these transactions, but has not reached any resolution to date.

               The Company received $300,000 from Mr. Blech which was recorded as notes payable at December 31, 1994. In 1995 the Company determined the note payable to be a partial settlement of Mr. Blech's obligations under the Blech Agreement and included the write-off of the note payable in other income.

(3)  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

               Equipment and leasehold improvements consist of the following:

Machinery and equipment.........................          $  1,555,686
Furniture and fixtures..........................               329,422
Leasehold improvements..........................               145,723
                                                          ------------
                                                          $  2,030,831
Less accumulated depreciation and amortization..           (1,680,786)
                                                          ------------
Equipment and leasehold improvements, net.......          $    350,045
                                                          ============

                           EPOCH PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


(4)            NOTES PAYABLE

               Notes payable consist of the following:

Note payable to stockholder due March 31, 1996,
interest of 10%; secured by all therapeutic assets .......       $1,099,047

Note payable to stockholder due March 31, 1996,
interest of 10%; secured by all therapeutic assets........          109,906

Note payable to stockholder due March 31, 1996,
interest of 10%; secured by all therapeutic assets........          110,250

Other notes payable.......................................           21,117

Discount on notes payable to stockholders.................         (122,326)
                                                                 ----------

                                                                 $1,217,994
                                                                 ==========

               Stock Warrant Price Adjustment

               In connection with the notes payable to stockholders of the Company due March 31, 1996, the Company issued for $220, 5-year warrants to purchase 2,400,000 shares of the Company's common stock. The warrants can be exercised through October 1999 and had an exercise price of $0.50 per share. In May 1995, in connection with the extension of these notes to March 31, 1996, the exercise price of such warrants was reduced to $0.30 resulting in a discount on notes payable of $480,000. The discount is being amortized over the remaining term of the notes. At December 31, 1995, no warrants had been exercised.

(5)  LEASES

               The Company leases its facilities and certain equipment under noncancelable operating leases. Future minimum payments under noncancelable operating leases at December 31, 1995, are as follows:

               1996.................................         $338,444
               1997.................................          312,933
               1998.................................            8,456
               1999.................................              512
                                                             --------
                                                             $660,345
                                                             ========

                           EPOCH PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995



               During 1994 and 1995, the Company incurred rent expense on operating leases of $623,000 and $436,000, respectively.

(6)  RETIREMENT SAVINGS PLAN

               The Company has a profit sharing plan, which is qualified under
Section 401(k) of the United States Internal Revenue Code. The plan allows eligible employees to contribute up to 25% of their salary. The Company, at its discretion, makes matching contributions to the plan. No matching contributions were made to the plan in 1994 or 1995.

(7)  STOCKHOLDERS' EQUITY

Stock Option Plans

               The 1991 Plan

               In August 1991, the Company established the 1991 Incentive Stock Option Plan, Nonqualified Stock Option and Restricted Stock Purchase Plan (the "1991 Plan"). The 1991 Plan provided for the grant of options or rights to purchase up to 1,436,470 shares of common stock, all of which have been granted. Incentive stock options were granted at the fair market value on the date of grant and nonqualified options were granted at not less than 85% of the fair market value on the date of the grant. All options generally expire 10 years from the date of grant.

               The 1993 Plan

               In July 1993, the Company established the 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the "1993 Plan"). The 1993 Plan provides for the grant of options or rights to purchase up to 500,000 shares of Common Stock to employees, officers, directors and consultants of the Company. Under the 1993 Plan, incentive stock options must have an exercise price at least equal to the fair market value of the Common Stock on the date of grant. Nonqualified stock options and rights to purchase restricted stock must have an exercise price at least equal to 85% of the fair market value of the Common Stock on the date of grant. Options are exercisable over a period of ten years and vest over a period of three years after the date of grant.

               The Directors Plan

               In July 1993, the Company adopted a Non-Employee Directors Option Plan (the "Directors Plan") pursuant to which the Company granted each non-employee director who was a director prior to July 27, 1993, a fully-vested 10-year option to purchase 10,000 shares of Common Stock at an exercise price of $4.00 per share for a total of 60,000 shares. In addition, upon each anniversary

                           EPOCH PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


of the inception of the Directors Plan, each non-employee director will receive fully-vested 10-year options to purchase 5,000 shares of Common Stock at the then current fair market value. Non-employee directors who subsequently join the Board of Directors will receive, upon each anniversary of joining the Board of Directors, fully-vested 10-year options to purchase 5,000 shares of Common Stock at the then current fair market value.

               Activity under the stock option plans is as follows:

                                                                             STOCK OPTIONS
                                                                             -------------
                                                                       NUMBER                 PRICE
                                                                     OF SHARES             PER SHARE
                                                                     ---------             ---------

Outstanding at December 31, 1993..................                   1,615,174            2.045 - 10.00
                                                                     =========
  Granted.........................................                     155,380              .30 -  5.00
  Exercised.......................................                     (73,005)             .30 -  4.00
  Canceled........................................                    (313,856)             .30 - 10.00
                                                                     ---------
Outstanding at December 31, 1994..................                   1,383,693              .30 - 10.00
                                                                     =========
  Granted.........................................                      10,000             .375
  Exercised.......................................                     (18,139)             .30
  Canceled........................................                    (548,789)             .30 - 5.875
                                                                      ---------
Outstanding at December 31, 1995..................                     826,765              .30 - 10.00
                                                                      ========

Options to purchase 626,820 shares were exercisable as of December 31, 1995 at an average price of $2.31 per share.

               Warrants to Purchase Common Stock

               As of December 31, 1995, warrants were outstanding to purchase an aggregate of 5,940,556 shares of common stock at exercise prices ranging from $0.30 to $9.21 per share. These warrants have expiration dates that range from December 1996 to December 2000, with most of the warrants expiring in 1998 and 1999. Commencing September 29, 1994, 2,875,000 warrants are redeemable, in whole but not in part, for $.05 per warrant, at the option of the Company, upon 30 days written notice at any time after the last sale price of the Company's common stock has been at least $9.10 for at least 30 consecutive business days ending within 15 days of the date of the notice of redemption.

               On January 16, 1996 the Company issued five year warrants to purchase 250,000 shares of Common Stock to Burrill & Craves and 345,000 shares of Common Stock to the Olmsted Group, L.L.C., at an exercise price of $0.50 per share, in consideration for the services performed by Burrill & Craves and The Olmsted Group, L.L.C., respectively, in connection with the sale of the

                           EPOCH PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


Corporation's diagnostics division and other corporate matters. The warrants vest as follows: (i) 33 1/3% at issuance; (ii) 33 1/3% upon the earlier of (1) June 30, 1997, or (2) the date on which the Corporation enters into an agreement with a corporate partner; and (iii) 33 1/3% on January 1, 1999. All such warrants shall vest, to the extent not already vested upon a change of control.

               Underwriters Option

               The underwriters of the Company's initial public offering were issued an option to purchase up to 250,000 shares of Common Stock and/or 250,000 warrants with an exercise price of $10.40 and $0.16, respectively. The underwriters options are exercisable from September 29, 1996 through September 29, 1998.

               Adoption of Accounting Standard

               In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation. This pronouncement establishes the accounting and reporting standards for stock-based employee compensation plans, including stock purchase plans, stock options and stock appreciation rights. This new standard defines a fair value-based method of accounting for these equity instruments. This method measures compensation cost based on the value of the award and recognizes that cost over the service period. Companies may elect to adopt this standard or to continue accounting for these types of equity instruments under current guidance, APB Opinion No. 25, Accounting for Stock Issued to Employees. Companies which elect to continue using the rules of Opinion 25 must make proforma disclosures of net income and earnings per share as if this new statement had been applied. This new standard is required for fiscal years beginning after December 15, 1995. The Company anticipates that it will continue to use the rules of APB Opinion No. 25 and make the proforma disclosures required under the new standard.

(8)  INCOME TAXES

               There was no income tax expense or benefit attributable to net income or loss for the years ended December 31, 1994 and 1995. The difference between taxes computed by applying the U.S. Federal corporate tax rate of 34% and the actual income tax provision in 1994 and 1995 is primarily the result of limitations on utilizing net operating losses and the utilization of net operating losses, respectively.

                           EPOCH PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


               The tax effects of temporary difference that give rise to significant portions of the deferred tax assets at December 31, 1995 are presented below:

               Net operating loss carryforwards...........................     $ 7,502,000
               Research and development credit carryforward...............       1,600,000
               Capitalized research and development.......................       1,365,000
               Accrued expenses...........................................         132,000
               Other......................................................          45,000
                                                                               -----------
               Total gross deferred tax assets............................      10,644,000
               Less deferred tax asset valuation allowance................     (10,644,000)
                                                                               -----------
               Net deferred tax assets....................................     $     - 0 -
                                                                               ===========

               The net change in the total valuation allowance for 1994 and 1995 was an increase of approximately $4,338,000 and a decrease of $2,461,000, respectively, which were primarily due to changes in the amount of net operating loss carryforwards that could not be utilized and the utilization of net operating losses, respectively.

               At December 31, 1995, the Company had net operating loss carryforwards for income tax purposes of approximately $22,100,000 and unused research and development tax credits of approximately $1,600,000 available to offset future taxable income and income taxes, respectively, expiring through 2010. The Company's net operating loss and credit carryforwards have been reduced to reflect the limitations pursuant to the Tax Reform Act of 1986, due to cumulative changes in stock ownership in excess of 50%.


(9)  LITIGATION

               In May 1993, Gen-Probe, Incorporated (Gen-Probe) filed an action in the U.S. District Court, Southern District of California alleging the Company's DNA probe-based diagnostic products infringe on Gen-Probe's U.S. Letters Patents Nos. 4,851,330 and 5,288,611. These patents claim methods for identification of organisms by detecting ribosomal RNA. The complaint sought unspecified damages and injunctive relief. The Company filed a counterclaim against Gen-Probe seeking judgments of invalidity, unenforceability and non-infringement of the two patents. In addition, the Company opposed the equivalent patent applications in Europe (Europe Patent No. 0131052) and Japan (Japanese Patent No. 5-78319). On September 29, 1995, the Company settled this action with Gen-Probe in connection with the sale of its diagnostics division to Becton, Dickinson and Company (see note 11).

               Under the settlement agreement, the Company agreed that Gen-Probe's U.S. Patents Nos. 4,851,330 and 5,288,611 are valid and enforceable and are infringed by the Company's Affirm(R) product line. The Company also consented to an injunction against further infringement.

                           EPOCH PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995



               In August 1995, Cooley, Godward, Castro, Huddleson & Tatum ("Cooley") filed a complaint in United States District Court, Northern District of California, seeking $1,121,704 in legal fees and costs incurred in connection with Cooley's representation of the Company in the Gen-Probe matter. The Company entered into a settlement agreement with Cooley in November 1995 and remitted $600,000 cash and warrants to purchase 25,000 shares of common stock with an exercise price of $0.50 per share as full settlement.

               The Company has also received from time to time written notices from other parties alleging that the Company's products and proposed products infringe the proprietary rights of such parties. The Company believes that such notices are common in its industry and believes it is not infringing the proprietary rights of such parties. However, there can be no assurance that such parties will not ultimately bring legal proceedings against the Company.

               The Company was named as an additional defendant in In Re Blech Securities Litigation, 94 Civ. 7696 (RWS) pursuant to an Amended Consolidated Class Action Complaint (the "Amended Complaint") filed on March 28, 1995 in the United States District Court for the Southern District of New York (the "Court"). The plaintiffs bring this action as a purported class action on behalf of persons who purchased, during the period from July 1, 1991 through September 21, 1994, securities of 24 companies, including securities issued by the Company. The Amended Complaint names as defendants David Blech, D. Blech & Co., Mark S. Germain, Nicholas Madonia as trustee for various trusts, Mordechai Jofen as trustee for The Edward Blech Trust, Chancellor Capital Management, Inc., Parag Saxena, Bear, Stearns & Company, Inc., Baird Patrick & Co., and eleven of the foregoing 24 issuing companies. The Company is one of those eleven named defendant companies.

               The Amended Complaint seeks to allege against the Company violations of antifraud provisions of the federal securities law and common law fraud and deceit in connection with a purported scheme to, inter alia, artificially inflate and maintain prices of the securities issued by the 24 companies referenced above. In that regard, the Amended Complaint purports to allege fraudulent activities involving the foregoing securities, including without limitation unlawful "sham" transactions and the providing of undisclosed "incentives" to investment fund managers and others to purchase such securities. The Amended Complaint seeks the following relief: (a) certification of this action as a class action; (b) damages in an unspecified amount and interest; (c) costs and expenses of this action, including reasonable fees of attorneys, accountants and experts and other disbursements; and (d) such other and further relief as may be proper.

               The Company has moved to dismiss the Amended Complaint as it applies to the Company on the grounds that the Amended Complaint fails to plead the purported fraud with the requisite particularity and fails to state a claim. Plaintiffs have opposed the motion. Oral argument of the motion occurred on November 9, 1995 and the motion is pending before the Court. In view of the pending motion to dismiss, the Company has not answered the Amended Complaint. Should the

                           EPOCH PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


Company's motion to dismiss be denied, management intends to contest the litigation vigorously.

               The Company also moved for a protective order to stay pretrial discovery against it, pending a decision of its motion to dismiss the Amended Complaint. The stay motion was granted in part and denied in part. By an order dated August 23, 1995, the Court directed certain limited document discovery by defendants to be completed within thirty days of the order and stayed other discovery only until the limited document discovery was completed. The Company responded to such limited document discovery and thus, such discovery is complete as to it; since then no further discovery has been sought from the Company. In the opinion of management the outcome will not have a material effect on the financial condition of the Company.

(10)  SALE OF SUBSIDIARY

               On January 21, 1994 the Company sold all of the shares of Source Scientific Systems, Inc., a wholly owned subsidiary, to The Alton Group, Inc. ("Alton"), a manufacturer of biomedical and laboratory instruments. Under the terms of the agreement, Alton agreed to pay an aggregate of $2.45 million, of which $600,000 was paid prior to the closing, $720,000 was paid in cash along with $180,000 of prepaid inventory, under a supply agreement, at the closing and the balance paid by delivery by Alton of a noninterest bearing, subordinated, secured promissory note in the principal amount of $950,000, due March 27, 1995. Because of the uncertainty of its collectibility, due to the financial condition of the purchaser of Source, the note was fully reserved. The Company and Alton also entered into a supply agreement under which Alton agreed to continue to supply the Company with instruments used in the Company's Affirm Systems and a license agreement under which Source granted the Company a nonexclusive, worldwide, royalty-free license to use certain of Source's patents.

               As a result of the Company's withdrawal of the Affirm VP product line, and the notice of cessation of orders for Affirm Processors from the Company to Source, in mid-1994 Alton made claims totaling approximately $592,000 against the Company for past due invoices and the cost of cancellation of the Company's firm purchase orders. Alton had also claimed that it has suffered additional damages from the loss of anticipated related service business and from the loss of overhead absorption attributable to the anticipated manufacture of Affirm Processors. Finally, Alton claimed that the amount it paid for Source was based, in part, on forecasts by the Company, for the purchase of Affirm Processors and, as a result, it overpaid for Source. Alton's claims aggregated approximately $2.1 million.

               On December 2, 1994 the Company entered into an agreement with Alton, which was further modified on March 2, 1995, settling certain disputes and restructuring certain financial arrangements between them. Under the agreement, the Company cancelled a $950,000 promissory note of Alton. In addition, the parties cancelled a non-exclusive license agreement under which the Company was

                           EPOCH PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


entitled to use certain technology previously developed by Source, none of which is used in any of the Company's products currently in development. In consideration of such cancellations, Alton will pay royalties on its products utilizing the Source technology. Such royalties will equal 2% of net sales from April 1, 1995 through March 31, 1996 and 2.5% of net sales thereafter through March 31, 2000, subject to an aggregate limit of $375,000 in royalties. In addition, Alton agreed not to seek payment of amounts due for Affirm Processors and Affirm Scanners previously ordered by the Company from Alton, and various other claims made by Alton with respect to the supply arrangement between the Company and Alton. However, the Company was obligated to pay, and had accrued and expensed as of December 31, 1994, an aggregate of $162,000, for 124 of such units to be shipped to the Company. These units were received by the Company and paid for in 1995. Finally, the parties released each other of all claims arising out of the sale of Source to Alton and any other claims the parties may have had against each other.

(11)  SALE OF DIAGNOSTIC DIVISION

               In November 1995, pursuant to the terms of an Asset Purchase Agreement, dated as of September 29, 1995 (the "Asset Purchase Agreement"), the Company sold the Company's assets and technology associated with its diagnostics division (the "Assets") to Becton, Dickinson and Company, a New Jersey corporation, through its Becton Dickinson Diagnostic Instrument Systems Division (collectively, "Becton"). The Assets related to the Company's development, marketing and sale of diagnostic products which involve the use of nucleic acid probes to detect and identify microorganisms in biological samples under the names "Affirm(R) VP," "Affirm(R) VPIII," "Affirm(R) DP," "Hybriquick(R)" and "Isoquick(R)". The Assets included: tangible personal property, interests in certain contracts and other instruments, rights in permits and licenses, raw materials and inventory, technology, trade secrets, patents, other intellectual property (including the name "MicroProbe"), rights in customer lists, records and data, computer software programs, goodwill and causes of action held by the Company against third parties. The aggregate purchase price paid by Becton for the Assets and for the Company's covenant not to compete with Becton for a period of five years was $8,510,000. The Purchase Price is subject to an upward adjustment of $1,500,000 contingent on the occurrence of certain events as discussed below.

               In October 1993, the Company entered into an agreement with Procter & Gamble ("P&G"). Under the agreement P&G paid a fee for an option to obtain an exclusive, ten year license to sell the Company's dental diagnostic products in the U.S. and Canada. With the Becton Sale consummated, all of the assets related to the dental diagnostic products have been transferred to Becton, and on November 28, 1995, by mutual consent of P&G and the Company, the October 1993 agreement was terminated and neither party, the Company or P&G, has any rights or obligations thereunder. The Company returned to P&G $480,000 in November 1995, which had been held by the Company and recorded as deferred income.

                           EPOCH PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


               Under the Asset Purchase Agreement, if P&G enters into a supply agreement with Becton within seven years of the Closing and if P&G procures all clearances from the United States Food and Drug Administration necessary for the commercial sale of such products in the U.S., Becton will pay the Company an additional $1,500,000.

(12)  RESTRUCTURING

               In the second quarter of 1994, the Company incurred restructuring expenses of $1,250,000 related to restructuring of its diagnostics division. Restructuring expenses included primarily employee severance and the write down of the Affirm VP inventories, trade receivables and fixed assets. As of December 31, 1994 there was no remaining accrual related to the restructuring of the diagnostic division and there were no adjustments made to the amounts accrued subsequent to the restructuring.

(13)  LIQUIDITY

At December 31, 1995, the Company had cash and cash equivalents of $3,739,000 which provides sufficient working capital to operate between 6 and 12 months depending on the need to repay notes payable currently due on March 31, 1996. The Company's continuing operations are research and development, and will not generate working capital in the near term to fund future operations.

Since inception, the Company has financed its operations primarily through the sales of its equity securities. In addition, the Company received $1,320,000 from the sale of Source Scientific Systems, Inc. and $8,510,000 from the sale of the diagnostics division. To continue operations, the Company will be required to sell additional equity securities, borrow additional funds, or obtain additional financing through licensing, joint venture, or other collaborative arrangements. The Company is pursuing such financing arrangements but has no commitments for such financing and there can be no assurance that such financing will be available on satisfactory terms, if at all.

(14)  SUBSEQUENT EVENTS (UNAUDITED)

               EQUITY

               In June 1996, the Company completed a private offering of Units, each Unit consisting of one share of the Company's Common Stock and one warrant to purchase 0.5 shares of the Company's Common Stock. The Company sold a total of 5 million Units, for an aggregate purchase price of $5 million to institutional and accredited individual investors. The term of the warrants is five years, and they are exercisable at $2.50 per share (or $1.25 per 0.5 shares). Each warrant is redeemable by the Company at any time after eighteen months from the date that they are issued at $0.05 per warrant, provided that the closing trading price per share of Common Stock is at least $3.75 for twenty
(20) consecutive trading days.

                           EPOCH PHARMACEUTICALS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995




               In connection with the private placement, pursuant to an agreement with its financial advisor, David Blech, the Company paid fees of $350,000 to Mr. Blech. In addition, the Company cancelled fifty percent (50%) of the obligations of Mr. Blech arising in connection with the transactions involving Ribonetics GmbH, including the "put" rights contained in an agreement dated December 1, 1993 between the Company and Mr. Blech. The aggregate amount cancelled was $1,635,588. The balance is accruing interest at the minimum applicable federal rate. As the obligation had been fully reserved, and the remaining balance is fully reserved, neither the cancellation nor the remaining obligation is reflected on the Company's balance sheet. The Company also issued to Mr. Blech five year warrants to purchase 500,000 shares of Common Stock at $1.00 per share. The warrants are not exercisable for one year and are held in escrow by the Company until the balance of the Ribonetics debt is satisfied.

               In addition to completion of the private placement, in June
1996, the Company repaid $1,396,000 of notes payable and accrued interest payable to major shareholders. The major shareholders of the Company also elected to exercise previously existing warrants to purchase 2,200,000 shares of the Company's Common Stock at $0.30 per share generating an additional $660,000 of cash to the Company.

               Also in June 1996, the Company announced that it intends to exchange for every two (2) warrants which were issued in conjunction with the Company's public offering in September 1993 at $6.50 per share, one (1) new warrant to purchase one (1) share of the Company's Common Stock with a term of five (5) years that is exercisable at $2.50 per share. Each warrant shall be redeemable by the Company at any time after eighteen months from the date that they are issued at $0.05 per warrant, provided that the closing trading price per share of Common Stock is at least $3.75 for twenty (20) consecutive trading days.

               In September 1996, the stockholders of the Company approved amendments to the Company's Restated Certificate of Incorporation to authorize 10,000,000 shares of Preferred Stock and to increase the number of shares of Common Stock to 30,000,000.

               LITIGATION

               By decision dated June 6, 1996, the Court granted the Company's motion to dismiss the In Re Blech Securities Litigation Amended Complaint for failure to plead fraud with particularity and declined to exercise jurisdiction over the pendent common law claims asserted against the Company under state law. The Court granted plaintiffs leave to replead their purported claims within twenty days of the date of the decision, which time the Court subsequently extended to July 26, 1996. The Company was not named in the repleading and the case is now closed.

               OTHER

               In October 1996, The National Institute of Arthritis and Musculoskeletal and Skin Disease, of the National Institutes of Health, awarded a four-year contract to Virginia Mason Research Center, and the Company as subcontractor, to develop and test a compound designed to inactivate a gene which causes rheumatoid arthritis. The federal research award is for $1.2 million of which Epoch will receive $584,000 over the four year period.

               Virginia Mason, with its expertise in arthritis, will partner with Epoch, with its expertise in gene-modification, to develop novel therapeutic compounds for the treatment of arthritis. Such compounds are expected to search the DNA structure to locate and attach to the affected gene. Researchers then hope to turn off the genetic element which causes the patient's immune system to attack cells in patient's joints, resulting in rheumatoid arthritis.

               In September 1996, the Company signed a letter of intent with Saigene Corporation, (Saigene), whereby Epoch would transfer its remaining diagnostic technologies to Saigene for $1,100,000.

               In October 1996, the Company and VIMRx Pharmaceuticals, Inc., Wilmington, Delaware ("VIMRx") announced the establishment of an alliance between the two companies to attempt to exploit the synergies between their respective technologies and markets, and a settlement of the outstanding dispute between Epoch and VIMRx's German subsidiary, formerly known as Ribonetics. VIMRx invested $800,000 in exchange for 457,143 shares of Epoch common stock at $1.75 per share. In addition, VIMRx received 450,000 warrants to purchase common stock exercisable at $2.00 and 450,000 warrants to purchase common stock exercisable at $3.00 which expire in October 1997 and 1998, respectively.

                               11,696,623 SHARES

                          EPOCH PHARMACEUTICALS, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                                February 7, 1997

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
Available Information .....................................................   2
Prospectus Summary ........................................................   3
Risk Factors ..............................................................   6
Use of Proceeds ...........................................................  10
Price Range of Common Stock ...............................................  11
Capitalization ............................................................  12
Dividend Policy ...........................................................  12
Selected Financial Data ...................................................  13
Management's Discussion and Analysis of Financial Condition and
  Results of Operations ...................................................  14
Business ..................................................................  19
Management ................................................................  31
Certain Transactions ......................................................  34
Security Ownership of Certain Beneficial Owners and Management ............  37
Description of Securities .................................................  39
Selling Stockholders ......................................................  42
Plan of Distribution ......................................................  44
Legal Matters .............................................................  44
Experts ...................................................................  44
Index to Consolidated Financial Statements ................................ F-1

      NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR, ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO ITS DATE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The by-laws of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, by-laws and the Delaware General Corporation Law (the "DGCL"), the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

      Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The Company's Certificate of Incorporation includes such a provision. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

ITEM 25.    OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

      The following sets forth the costs and expenses, all of which shall be borne by the Company, in connection with the offering with the offering of the shares of Common Stock pursuant to this Registration Statement:

SEC registration                                                     $ 3,932
Legal fees and expenses*                                              55,000
Accounting fees and expenses*                                         28,000
Miscellaneous*                                                         9,399
                                                                     -------
TOTAL                                                                $96,331
                                                                     =======

* Estimated.

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

      The following is a summary of transactions by the Company during the past three years preceding the date hereof involving sales of the Company's securities that were not registered under the Securities Act:

      1. On October 12, 1994, the Company issued secured promissory notes in the principal amount of $1,200,000 and warrants to purchase 2,400,000 shares of Common Stock at $.50 per share to four accredited investors. On May 22, 1995, the notes and warrants held by the four investors were exchanged for new notes and warrants. The new warrant exercise price was $.30. The number of shares underlying the warrants remained at 2,400,000.

      2. In June 1994 the Company authorized the issuance of 5- year warrants to purchase 150,000 shares of Common Stock at an exercise price of $3.875 per share to Burrill & Craves, a consulting firm of which Dr. Craves is a principal. Such warrants were issued in connection with Dr. Craves acceptance of the position of interim Chief Executive Officer for the Company. Pursuant to the terms of these warrants, Burrill & Craves shall have registration rights with respect to the shares of Common Stock issuable upon exercise of such warrants.

      3. In November 1995, the Company issued a warrant to purchase 25,000 shares of Common Stock with an exercise price of $.50 per share to Cooley Godward Huddleston & Tatum ("Cooley") in full settlement of an action by Cooley seeking legal fees and costs incurred in connection with Cooley's representation of the Company in the patent litigation with Gen-Probe, Incorporated.

      4. In December 1994 the Company authorized the issuance of 5-year warrants to purchase 150,000 shares of Common Stock at an exercise price of $0.50 per share to Burrill & Craves, a consulting firm of which Dr. Craves is a principal. Such warrants are to be issued to Burrill & Craves in connection with the renewal of Dr. Craves' Consulting Agreement with the Company. Pursuant to the terms of these warrants, Burrill & Craves shall have registration rights with respect to the shares of Common Stock issuable upon exercise of such warrants.

      5. On January 16, 1996 the Company issued five year warrants to purchase 250,000 shares of Common Stock to Burrill & Craves, a consulting firm of which Dr. Craves is a principal, and 345,000 shares of Common Stock to the Olmsted Group, L.L.C., a merchant banking firm of which Mr. Zweifach is a principal, at an exercise price of $0.50 per share, in consideration for the services performed by Burrill & Craves and The Olmsted Group, L.L.C., respectively, in connection with the sale of the Corporation's diagnostics division and other corporate matters. The warrants vest as follows: (i) 33 1/3% at issuance; (ii) 33 1/3% upon the earlier of (1) June 30, 1997, or (2) the date on which the Corporation enters into an agreement with a corporate partner; and (iii) 33 1/3% on January 1, 1999. All such warrants shall vest, to the extent not already vested upon a change of control.

      6. On June 26, 1996, the Company issued 5,000,000 shares of Common Stock and warrants to purchase 2,500,000 shares of Common Stock at an exercise price of $2.50 to institutional and accredited individual investors, for an aggregate purchase price of $5 million. In connection therewith, pursuant to an agreement with its financial advisor, David Blech, the Company issued to Mr. Blech five year warrants to purchase 500,000 shares of Common Stock at $1.00 per share.

      7. On October 1, 1996, the Company issued 457,143 shares of Common Stock at $1.75 per share and warrants to purchase an additional 900,000 shares of Common Stock, 450,000 of which are at an exercise price of $2.00, and 450,000 or which are at an exercise price of $3.00, to VIMRx.

      Exemption from the registration provisions of the Securities Act for the transactions described above is claimed under Section 4(2) of the Securities Act, among others, on the basis that such transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide.

ITEM 27.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NO.         DESCRIPTION
-------     -----------
3.1*        Amended and Restated Certificate of Incorporation of the Company,
            as amended (incorporated by reference to Exhibit 3 of the Company's Quarterly Report on Form 10-QSB for the quarter ended
            September 30, 1996).

3.1.1 Restated Certificate of Amendment, as amended through December 4, 1995 (incorporated by reference to Exhibit 3 of the Company's Current Report on Form 8-K filed December 4, 1995).

3.2*        Bylaws of the Company, as currently in effect.

5.0         Opinion of Stradling, Yocca, Carlson & Rauth.

10.1* MicroProbe Corporation Incentive Stock Option, Nonqualified Stock Option And Restricted Stock Purchase Plan--1991, as amended.

10.2* Form of Indemnification Agreement entered into with officers and directors of the Company.

10.12*      Letter Agreement between the Company and Fred Craves, dated August
            3, 1993.

10.13*      Scientific Advisory Board Agreement between the Company and Kenneth
            L. Melmon, M.D., dated September 4, 1991.

10.14* Scientific Advisory Board Agreement between the Company and Roy Page, Ph.D., D.D.S., dated September 4, 1991.

10.15*      Form of Scientific Advisory Board Agreement.

10.16* Lease between the Company as Tenant and WRC Properties, Inc. for premises located in Bothell, Washington, dated January 30, 1986, as amended March 21, 1986, January 20, 1988, February 4, 1988, July 1, 1991, October 20, 1992 and February 8, 1993.

10.16.1 Amendment to Lease between the Company and WRC Properties dated November 15, 1995 (incorporated by reference to Exhibit 10.16.1 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.22*      Form of Common Stock Warrant issued December 31, 1991.

10.25* Second Amended and Restated Investment Agreement, dated April 28, 1992 among the Company and certain investors.

10.26* Common Stock and Warrant Purchase Agreement, dated April 28, 1992 as amended June 30, 1992 and July 31, 1992 (with form of warrant) among the Company and certain investors.

10.28* Sales Agency Agreement, dated December 14, 1992, as amended February 3, 1993 between the Company and D. Blech & Company, Incorporated, with form of Sales Agent Warrant.

10.30* Form of Registration Agreement, dated February 12, 1993 among the Company and certain investors.

10.32* License Agreement between the Company and Yale University, dated May 1, 1993. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act of 1933).

10.33* Material Transfer Agreement between the Company and Yale University, dated May 1, 1993. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act of 1933).

10.34* Consulting Agreement between the Company and Dr. Y. C. Cheng, dated April 7, 1993. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act of 1933).

10.36* Consulting Agreement between the Company and Dr. Arthur D. Broom, dated October 1, 1992. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act of 1933).

10.39* MicroProbe Corporation Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan--1993.

10.40*      MicroProbe Corporation Non-Employee Directors Stock Option Plan.

10.42** Warrant Agreement between the Company and American Stock Transfer & Trust Company with Form of Warrant dated September 29, 1993.

10.43** Underwriting Agreement by and among the Company, D. Blech & Company, Incorporated and Commonwealth Associates dated September 28, 1993.

10.45** Supply Contract dated as of January 21, 1994, by and among the Company, Source Scientific Systems, Inc. and The Alton Group, Inc.

10.46** License Agreement dated as of January 21, 1994, by and among the Company, Source Scientific Systems, Inc. and The Alton Group, Inc.

10.47** Purchase Agreement dated as of November 30, 1993, by and among the Company, Animal Biotechnology Cambridge Limited, and Herbert Stradler (without exhibits).

10.48** Put Agreement relating to Ribonetics GmbH dated as of December 1, 1993 between the Company and David Blech, as amended December 3, 1993 and February 18, 1994 (incorporated by reference to Exhibit
            10.48 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1993).

10.48.1 Amendment dated April 1, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.1 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1993).

10.48.2 Amendment dated April 27, 1994 to Put Agreement (incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1994).

10.48.3**   Amendment dated May 26, 1994 to Put Agreement.

10.48.4 Amendment dated June 30, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.4 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1994).

10.48.5 Amendment dated July 27, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.5 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1994).

10.48.6 Amendment dated August 15, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.6 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

10.48.7 Amendment dated August 30, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.7 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

10.48.8 Amendment dated September 14, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.8 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

10.48.9 Exercise Notice dated September 27, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.9 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30,
            1994).

10.50 Sublease between the Company as sublessee and Abbott Laboratories as sublessor for premises located in Bothell, Washington, dated November 12, 1993, as amended November 18, 1993 and January 28, 1994 (incorporated by reference to Exhibit 10.50 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1993).

10.51 Employment Agreement between the Company and Allan G. Cochrane, dated August 30, 1994 (incorporated by reference to Exhibit 10.51 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

10.53 Employment Agreement between the Company and Rich B. Meyer, Jr., dated August 30, 1994 (incorporated by reference to Exhibit 10.53 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

10.55 Bridge Financing Agreement dated October 12, 1994 with form of note and warrant (incorporated by reference to Exhibit 10.55 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

10.55.1 Amendment to Bridge Financing Agreement dated May 22, 1995, with form of note and warrant (incorporated by reference to Exhibit
            10.55.1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1995).

10.56 Security Agreement dated October 12, 1994 (incorporated by reference to Exhibit 10.56 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

10.57 Registration Rights Agreement dated October 12, 1994 (incorporated by reference to Exhibit 10.57 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

10.58 Purchase Price Adjustment, Royalty and Release Agreement dated as of November 23, 1994 between MicroProbe Corporation and Alton Group, Inc. (incorporated by reference to Exhibit 10.58 of the Company's Current Report on Form 8-K filed December 7, 1994).

10.58.1 First Amendment to Purchase Price Adjustment, Royalty and Release Agreement between MicroProbe Corporation and Alton Group, Inc., dated March 2, 1995 (incorporated by reference to Exhibit 10.58.1 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.59 Consulting Agreement between the Company and Sanford S. Zweifach, dated January 18, 1995 (incorporated by reference to Exhibit 10.59 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.60 Promissory Note executed by the Company in favor of Becton, Dickinson and Company, dated March 14, 1995 (incorporated by reference to Exhibit 10.60 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.61 Equipment Purchase Agreement between the Company and CELx Corporation, effective as of January 6, 1995 (incorporated by reference to Exhibit 10.61 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995).

10.61.1 Letter Agreement between the Company and CELx Corporation dated January 6, 1995 amending the Equipment Purchase Agreement of even date (incorporated by reference to Exhibit 10.61.1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31,
            1995).

10.62 License Agreement between the Company and CELx Corporation, effective as of January 6, 1995 (incorporated by reference to Exhibit 10.62 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995).

10.63 Amendment to License Agreement between Orca Research, Inc. and the Company, dated September 20, 1995 (incorporated by reference to
            Exhibit 10.63 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995).

10.64 Asset Purchase Agreement between the Company and Becton, Dickinson and Company, dated as of September 29, 1995 (incorporated by reference to the form of such Asset Purchase Agreement filed with the Company's Definitive Proxy Materials for its Special Meeting of Stockholders held November 27, 1995).

10.65 Consulting Agreement with David Blech dated March 29, 1996 (incorporated by reference to Exhibit 10.65 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30,
            1996).

10.66 Form of Subscription Agreement with Private Placement Investors (incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996).

10.67 Warrant Agreement between the Company and American Stock Transfer and Trust Company dated June 21, 1996, with form of

            Warrant (incorporated by reference to Exhibit 4.2 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30,
            1996).

10.68 Stock and Warrant Purchase Agreement dated as of October 1, 1996, between the Company and VIMRx Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.65 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996).

23.1        Consent of KPMG Peat Marwick LLP.

23.2        Consent of Stradling, Yocca, Carlson & Rauth (included on
            Exhibit 5).

25.0        Power of Attorney (included on the signature page).

-----------------
  * Incorporated by reference to the same numbered exhibit of the Company's Registration Statement on Form SB-2, No. 33-66742, effective on September 29, 1993.

 ** Incorporated by reference to the same numbered exhibit of the Company's Registration Statement on Form SB-2, No. 33-76446, effective on July 7, 1994.


ITEM 28.    UNDERTAKINGS

   (a)      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

                  (ii) Reflect in the prospectus any facts or event, which, individually or together, represent a fundamental change in the information in the registration statement.

                  (iii) Include any additional or changed information on the plan of distribution.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on the 7th day of February, 1997.

                                       EPOCH PHARMACEUTICALS, INC.


                                       By: /s/ SANFORD S. ZWEIFACH
                                          ------------------------------------
                                          Sanford S. Zweifach
                                          President and Chief Financial Officer


                               POWER OF ATTORNEY

   We, the undersigned directors and officers of Epoch Pharmaceuticals, Inc. do hereby constitute and appoint Fred Craves and Sanford Zweifach, or either of them, as our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                         Title                          Date
    ---------                         -----                          ----

/s/ FRED CRAVES, PH.D.        Chairman of the Board of         February 7, 1997
--------------------------    Directors and Chief Executive
    Fred Craves, Ph.D.        Officer (Principal Executive
                              Officer)


/s/ SANFORD ZWEIFACH          President, Chief Financial       February 7, 1997
--------------------------    Officer and Director
    Sanford Zweifach          (Principal Accounting Officer)


By: /s/ RICHARD C. DUNNING    Director                         February 7, 1997
    ----------------------
        Richard C. Dunning

                                  EXHIBIT LIST

                                                                  SEQUENTIAL
EXHIBIT                                                           PAGE
NO.               DESCRIPTION                                     NUMBER
-------           -----------                                     ----------
3.1 Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3 of the Company's Quarterly Report on
            Form 10-QSB for the quarter ended September 30, 1996).

3.1.1 Restated Certificate of Amendment, as amended through December 4, 1995 (incorporated by reference to Exhibit 3 of the Company's Current
            Report on Form 8-K filed December 4, 1995).

3.2*        Bylaws of the Company, as currently in effect.

5.0         Opinion of Stradling, Yocca, Carlson & Rauth.

10.1*       MicroProbe Corporation Incentive Stock Option,
            Nonqualified Stock Option And Restricted Stock
            Purchase Plan--1991, as amended.

10.2* Form of Indemnification Agreement entered into with officers and directors of the Company.

10.12*      Letter Agreement between the Company and Fred
            Craves, dated August 3, 1993.

10.13*      Scientific Advisory Board Agreement between the
            Company and Kenneth L. Melmon, M.D., dated
            September 4, 1991.

10.14*      Scientific Advisory Board Agreement between the
            Company and Roy Page, Ph.D., D.D.S., dated
            September 4, 1991.

10.15*      Form of Scientific Advisory Board Agreement.

10.16*      Lease between the Company as Tenant and WRC
            Properties, Inc. for premises located in Bothell, Washington, dated January 30, 1986, as amended March 21, 1986, January 20, 1988,
            February 4, 1988, July 1, 1991, October 20, 1992
            and February 8, 1993.

10.16.1 Amendment to Lease between the Company and WRC Properties dated November 15, 1995 (incorporated by reference to Exhibit 10.16.1 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.22*      Form of Common Stock Warrant issued December 31,
            1991.

10.25*      Second Amended and Restated Investment
            Agreement, dated April 28, 1992 among the
            Company and certain investors.

10.26* Common Stock and Warrant Purchase Agreement, dated April 28, 1992 as amended June 30, 1992 and July 31, 1992 (with form of warrant) among the Company and certain investors.

10.28* Sales Agency Agreement, dated December 14, 1992, as amended February 3, 1993 between the Company and D. Blech & Company, Incorporated, with form of Sales Agent Warrant.

10.30*      Form of Registration Agreement, dated February
            12, 1993 among the Company and certain investors.

10.32* License Agreement between the Company and Yale University, dated May 1, 1993. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act of 1933).

10.33* Material Transfer Agreement between the Company and Yale University, dated May 1, 1993. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act of 1933).

10.34* Consulting Agreement between the Company and Dr. Y.C. Cheng, dated April 7, 1993. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act of 1933).

10.36* Consulting Agreement between the Company and Dr. Arthur D. Broom, dated October 1, 1992. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act of 1933).

10.39*      MicroProbe Corporation Incentive Stock Option,
            Nonqualified Stock Option and Restricted Stock
            Purchase Plan--1993.

10.40*      MicroProbe Corporation Non-Employee Directors
            Stock Option Plan.

10.42**     Warrant Agreement between the Company and
            American Stock Transfer & Trust Company with
            Form of Warrant dated September 29, 1993.

10.43**     Underwriting Agreement by and among the Company,
            D. Blech & Company, Incorporated and
            Commonwealth Associates dated September 28,
            1993.

10.45** Supply Contract dated as of January 21, 1994, by and among the Company, Source Scientific
            Systems, Inc. and The Alton Group, Inc.

10.46** License Agreement dated as of January 21, 1994, by and among the Company, Source Scientific
            Systems, Inc. and The Alton Group, Inc.

10.47**     Purchase Agreement dated as of November 30,
            1993, by and among the Company, Animal
            Biotechnology Cambridge Limited, and Herbert
            Stradler (without exhibits).

10.48** Put Agreement relating to Ribonetics GmbH dated as of December 1, 1993 between the Company and David Blech, as amended December 3, 1993 and
            February 18, 1994 (incorporated by reference to
            Exhibit 10.48 of the Company's Annual Report on
            Form 10-KSB for the year ended December 31,
            1993).

10.48.1     Amendment dated April 1, 1994 to Put Agreement
            (incorporated by reference to Exhibit 10.48.1 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1993).

10.48.2     Amendment dated April 27, 1994 to Put Agreement
            (incorporated by reference to the Company's
            Quarterly Report on Form 10-QSB for the quarter ended March 31, 1994).

10.48.3**   Amendment dated May 26, 1994 to Put Agreement.

10.48.4     Amendment dated June 30, 1994 to Put Agreement
            (incorporated by reference to Exhibit 10.48.4 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1994).

10.48.5     Amendment dated July 27, 1994 to Put Agreement
            (incorporated by reference to Exhibit 10.48.5 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1994).

10.48.6 Amendment dated August 15, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.6 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

10.48.7 Amendment dated August 30, 1994 to Put Agreement (incorporated by reference to Exhibit 10.48.7 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

10.48.8     Amendment dated September 14, 1994 to Put
            Agreement (incorporated by reference to Exhibit
            10.48.8 of the Company's Quarterly Report on
            Form 10-QSB for the quarter ended September 30,
            1994).

10.48.9     Exercise Notice dated September 27, 1994 to Put
            Agreement (incorporated by reference to Exhibit
            10.48.9 of the Company's Quarterly Report on
            Form 10-QSB for the quarter ended September 30,
            1994).

10.50 Sublease between the Company as sublessee and Abbott Laboratories as sublessor for premises located in Bothell, Washington, dated November
            12, 1993, as amended November 18, 1993 and
            January 28, 1994 (incorporated by reference to
            Exhibit 10.50 of the Company's Annual Report on
            Form 10-KSB for the year ended December 31,
            1993).

10.51       Employment Agreement between the Company and
            Allan G. Cochrane, dated August 30, 1994
            (incorporated by reference to Exhibit 10.51 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

10.53       Employment Agreement between the Company and
            Rich B. Meyer, Jr., dated August 30, 1994
            (incorporated by reference to Exhibit 10.53 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

10.55 Bridge Financing Agreement dated October 12, 1994 with form of note and warrant (incorporated by reference to Exhibit 10.55 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

10.55.1 Amendment to Bridge Financing Agreement dated May 22, 1995, with form of note and warrant (incorporated by reference to Exhibit 10.55.1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1995).

10.56       Security Agreement dated October 12, 1994
            (incorporated by reference to Exhibit 10.56 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

10.57 Registration Rights Agreement dated October 12, 1994 (incorporated by reference to Exhibit 10.57 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1994).

10.58       Purchase Price Adjustment, Royalty and Release
            Agreement dated as of November 23, 1994 between MicroProbe Corporation and Alton Group, Inc.
            (incorporated by reference to Exhibit 10.58 of the Company's Current Report on Form 8-K filed
            December 7, 1994).

10.58.1 First Amendment to Purchase Price Adjustment, Royalty and Release Agreement between MicroProbe Corporation and Alton Group, Inc., dated March 2, 1995 (incorporated by reference to Exhibit
            10.58.1 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.59       Consulting Agreement between the Company and
            Sanford S. Zweifach, dated January 18, 1995
            (incorporated by reference to Exhibit 10.59 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.60 Promissory Note executed by the Company in favor of Becton, Dickinson and Company, dated March 14, 1995 (incorporated by reference to Exhibit
            10.60 of the Company's Annual Report on Form
            10-KSB for the year ended December 31, 1995).

10.61 Equipment Purchase Agreement between the Company and CELx Corporation, effective as of January 6, 1995 (incorporated by reference to Exhibit 10.61 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995).

10.61.1 Letter Agreement between the Company and CELx Corporation dated January 6, 1995 amending the Equipment Purchase Agreement of even date (incorporated by reference to Exhibit 10.61.1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995).

10.62       License Agreement between the Company and CELx
            Corporation, effective as of January 6, 1995
            (incorporated by reference to Exhibit 10.62 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995).

10.63       Amendment to License Agreement between Orca
            Research, Inc. and the Company, dated September
            20, 1995 (incorporated by reference to Exhibit
            10.63 of the Company's Quarterly Report on Form
            10-QSB for the quarter ended September 30,
            1995).

10.64 Asset Purchase Agreement between the Company and Becton, Dickinson and Company, dated as of September 29, 1995 (incorporated by reference to the form of such Asset Purchase Agreement filed with the Company's Definitive Proxy Materials for its Special Meeting of Stockholders held November 27, 1995).

10.65       Consulting Agreement with David Blech dated
            March 29, 1996 (incorporated by reference to
            Exhibit 10.65 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30,
            1996).

10.66 Form of Subscription Agreement with Private Placement Investors (incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30,
            1996).

10.67       Warrant Agreement between the Company and
            American Stock Transfer and Trust Company dated
            June 21, 1996, with form of Warrant
            (incorporated by reference to Exhibit 4.2 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996).

10.68       Stock and Warrant Purchase Agreement dated as of
            October 1, 1996, between the Company and VIMRx
            Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.65 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996).

23.1        Consent of KPMG Peat Marwick LLP.

23.2        Consent of Stradling, Yocca, Carlson & Rauth
            (included on Exhibit 5).

25.0        Power of Attorney (included on the signature page).

---------------------
 * Incorporated by reference to the same numbered exhibit of the Company's Registration Statement on Form SB-2, No. 33-66742, effective on September 29, 1993.

** Incorporated by reference to the same numbered exhibit of the Company's Registration Statement on Form SB-2, No. 33-76446, effective on July 7, 1994.